Filed Pursuant to Rule 424(b)(3)
File No. 333-136277

Prospectus supplement no. 52
to prospectus dated AUGUST 6, 2021

ZIM CORPORATION

This Prospectus Supplement No. 52 supplements and amends our Prospectus dated July 11, 2008, as amended and supplemented. This Prospectus Supplement No. 52 includes our attached Form 20-F for the month of August, 2021 as filed with the Securities and Exchange Commission on August 4, 2021.

Any statement contained in the Prospectus and any prospectus supplements filed prior to the date hereof shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 52 modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement No. 52.

This Prospectus Supplement No. 52 should be read in conjunction with the Prospectus, and any prospectus supplements filed prior to the date hereof.

The date of this Prospectus Supplement No. 52 is August 6, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 20-F

☐	Registration statement pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

or

☒	Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended March 31, 2021.

or

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from              to

or

☐	Shell company report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of event requiring this shell company report

Commission File Number: 000-31691

ZIM CORPORATION

(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of incorporation or organization)

150 Isabella Street, Suite 150, Ottawa, Ontario, Canada K1S 1V7 (Address of principal executive offices)

John A. Chapman – Chief Financial Officer

150 Isabella Street, Suite 150, Ottawa, Ontario, Canada

K1S 1V7

jchapman@ZIM.biz

(613) 727-1397

(Name, Telephone, E-mail and/or facsimile number and address of Company contact person)

Securities registered or to be registered pursuant to Section 12(b) of the Act: None

Securities for which there is a reporting obligation pursuant to Section 12(g) of the Act:

Common shares, no par value (Title of Class) Securities registered or to be registered pursuant to Section 15(d) of the Act: None

8,136,348 common shares outstanding as of March 31, 2021.

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes    No  x

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.    Yes X     No

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  X    No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes X      No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer      Accelerated filer      Non-accelerated filer X  Emerging growth company

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

U.S. GAAP x     International Financial Reporting Standards as issued by the International Accounting Standards Board     Other

If “Other” has been checked in response to the previous question, indicate by check mark which financial statement item the registrant has elected to follow.    Item 17 o     Item 18 o

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes      No x

i

INTRODUCTION

As used in this Annual Report on Form 20-F, unless the context otherwise indicates, the terms “we”, “us”, “our”, “ZIM”, the “Registrant” or the “Company” mean ZIM Corporation and its wholly-owned subsidiaries, Advanced Internet Inc. (AIS), ZIM Technologies do Brazil Ltda, and NuvoBio Corporation.

All references to dollars ($) in this Annual Report on Form 20-F are expressed in United States dollars, unless otherwise indicated.

FORWARD-LOOKING INFORMATION

This Annual Report on Form 20-F contains certain "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by terminology such as "planned," "expected," "will," "potential," "pipeline," "outlook," “anticipates,” “intends,” “plans,” “believes,” “seeks,” “ estimates,” or similar expressions, or by express or implied discussions regarding our business, financial condition, results of operations, controls and procedures, and prospects that are based on our current expectations, estimates and projections. These statements are not guarantees of future performance, and are inherently subject to risks and uncertainties that are difficult to predict. As a result, actual outcomes and results may differ materially from the outcomes and results discussed in or anticipated by the forward-looking statements. All such statements are therefore qualified in their entirety by reference to the factors specifically addressed in the section entitled "Risk Factors" as well as those discussed elsewhere in this Annual Report on Form 20-F. We operate in a very competitive and rapidly changing environment. New risks can arise and it is not possible for management to predict all such risks, nor can it assess the impact of all such risks on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements speak only as of the date of this Annual Report on Form 20-F. We undertake no obligation to revise or update publicly any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Annual Report on Form 20-F, other than as required by law.

ii

PART ONE

ITEM 1.	IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISORS

Not applicable.

ITEM 2.	OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

ITEM 3.	KEY INFORMATION

A.            Selected Financial Data

The following selected consolidated statements of operations data and cash flows for the fiscal years ended March 31, 2021, 2020, and 2019 and consolidated balance sheet data for the fiscal years ended March 31, 2021 and 2020 have been derived from our audited consolidated financial statements that are included in this annual report beginning on page 49. The following selected consolidated statements of operations and cash flows for the fiscal years ended March 31, 2018 and 2017 and consolidated balance sheet data for the fiscal years ended March 31, 2019, 2018 and 2017 have been derived from our audited consolidated financial statements that are not included in this annual report. These comparisons statements have been reclassified to reflect the presentation of discontinued operations in the financial statements beginning on page 49.

Our historical results do not necessarily indicate results expected for any future periods. The selected consolidated financial data should be read in conjunction with our audited consolidated financial statements and related notes and Item 5 “Operating and Financial Review and Prospects” below. Our audited consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States (“US GAAP”).

All information regarding share data, including income (loss) per share reflect the twenty to one stock consolidation that took place on January 19, 2017 for all periods presented.

Consolidated Statements of Operations
	Year ended March 31, 2021	Year ended March 31, 2020	Year ended March 31, 2019	Year ended March 31, 2018	Year ended March 31, 2017
	$	$	$	$	$

Revenue	—	—	—	—	—
Operating expenses	73,621	68,457	82,842	41,261	66,379
Income (loss) from operations	(73,621)	(68,457)	(82,842)	(41,261)	(66,379)

Other income	(167)	235,349	617,969	61,349	31,820
Operating income (loss) from continuing operations	(73,788)	166,892	535,127	20,088	(34,559)

Income (loss) from discontinued operations including gain on disposal of $223,549 in fiscal 2021	(2,780)	(175,891)	168,389	(62,990)	(34,889)

Income tax expense	—	—	—	—	—
Net income (loss)	(76,568)	(8,999)	703,516	(42,902)	(69,448)

Basic and diluted income (loss) per share from continuing operations	(0.009)	0.021	0.066	0.002	(0.004)
Basic and diluted income (loss) per share from discontinued operations	(0.000)	(0.022)	0.021	(0.008)	(0.004)
Basic and diluted income (loss) per share	(0.009)	(0.001)	0.087	(0.006)	(0.008)

Weighted average number of shares outstanding	8,136,348	8,136,348	8,136,348	8,126,222	7,973,352

Consolidated Statements of Cash Flows
	Year ended March 31, 2021	Year ended March 31, 2020	Year ended March 31, 2019	Year ended March 31, 2018	Year ended March 31, 2017
	$	$	$	$	$
Cash flows used in continuing operating activities	(109,289)	(73,040)	(60,558)	(18,619)	(10,394)
Cash flows used in discontinued operating activities	(119,057)	(127,006)	216,462	472	—
Cash flows provided by (used in) investing activities	(4,486)	214,940	(7,040)	33,841	(9,029)
Effect of changes in exchange rates on cash and cash equivalents	16,332	(91,594)	(60,817)	(16,863)	(33,218)
Increase (decrease) in cash and cash equivalents	(216,500)	(76,700)	88,017	(1,169)	(52,641)
Cash and cash equivalents, beginning of year	429,824	506,524	418,507	419,676	472,317
Cash and cash equivalents, end of year	213,324	429,824	506,524	418,507	419,676

Consolidated Balance Sheets
	As at March 31, 2021	As at March 31, 2020	As at March 31, 2019	As at March 31, 2018	As at March 31, 2017
ASSETS	$	$	$	$	$
Current assets
Cash and cash equivalents	213,324	184,675	250,961	201,960	250,636
Accounts receivable	57,030	4,507	—	—	—
Investment tax credits receivable	11,928	10,687	—	—	—
Prepaid expenses	37,447	10,573	7,015	7,270	—
Current assets of discontinued operations	—	433,327	542,643	487,550	550,167
	319,729	643,769	800,619	696,780	800,803
Investments	756,787	670,821	709,047	117,108	114,199
Long term receivables	63,016	—	—	—	—
Right of use assets	16,255	772	—	—	—
Equipment, net	4,997	3,961	4,116	2,877	3,911
Noncurrent assets of discontinued operations	—	14,422	16,682	21,456	19,846
	1,160,784	1,333,745	1,530,464	838,221	938,759
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	6,282	7,186	10,352	9,766	4,250
Accrued liabilities	2,114	7,929	—	—	—
Current lease liability	13,004	833	—	—	—
Current liabilities of discontinued operations	—	83,905	137,780	78,556	128,095
	21,400	99,853	148,132	88,322	132,345
Long-term lease liabilities	3,251	—	—	—	—
Deferred rent	—	—	—	—	3,269
Noncurrent liabilities of discontinued operations	—	—	—	—	4,903
	24,651	99,853	148,132	88,322	140,517
Shareholders' equity:
Preferred shares, no par value, non-cumulative
dividend at a rate to be determined by the Board of Directors redeemable for CDN $1 per share. Unlimited authorized shares; NIL issued and outstanding shares at March 31, 2021 and 2020.	—	—	—	—	—
Common shares, no par value,
Unlimited authorized shares; 8,136,348 shares issued and outstanding as at March 31, 2021 and 8,136,348 shares as at March 31, 2020.	19,491,842	19,491,842	19,491,842	19,491,842	19,491,842
Additional paid-in capital	2,966,068	2,966,068	2,963,911	2,962,105	2,961,848
Accumulated deficit	(21,279,678)	(20,631,106)	(20,622,106)	(21,325,620)	(21,282,719)
Accumulated other comprehensive loss	(42,099)	(592,912)	(451,315)	(378,425)	(372,644)
	1,136,133	1,233,892	1,382,332	749,902	798,242
	1,160,784	1,333,745	1,530,464	838,224	938,759

B.            Capitalization and Indebtedness

Not applicable.

C.            Reasons for the Offer and Use of Proceeds

Not applicable.

D.            Risk Factors

You should carefully consider the risks set forth directly below, and other cautionary statements throughout this report. If any event arising from these risks occurs, our business prospects, financial condition, results of operations and cash flows could be materially adversely affected.

RISKS RELATED TO OUR BUSINESS

BECAUSE THE REVENUE AND INCOME POTENTIAL OF OUR BUSINESS AND MARKETS ARE UNPROVEN, WE CANNOT PREDICT WHETHER WE WILL MEET INTERNAL OR EXTERNAL EXPECTATIONS OF FUTURE PERFORMANCE.

Our future success depends on our ability to discover new and innovative biotechnology and biotechnology products. Given the very early stage of our research, there are no guarantees that we will be successful in this discovery.

OUR FINANCIAL AND OPERATING PERFORMANCE MAY BE ADVERSELY AFFECTED BY EPIDEMICS, NATURAL DISASTERS AND OTHER CATASTROPHES.

Our financial and operating performance may be adversely affected by epidemics such as the on-going COVID-19 pandemic, natural disasters and other catastrophes. Our business could be materially and adversely affected in the event that the slowdown or suspension carries on for a long period of time. The restrictive measures against the ongoing COVID-19 outbreak adversely affected and slowed down national economic development. Any prolonged restrictive measures in order to control the contagious disease or other adverse public health developments in may have a material and adverse effect on our business operations.

Similarly, natural disasters, wars (including the potential of war), terrorist activity (including threats of terrorist activity), social unrest and heightened travel security measures instituted in response, and travel-related accidents, as well as geopolitical uncertainty and international conflict, may in turn have a material adverse effect on our business and results of operations. In addition, we may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result, our operational continuity may be adversely and materially affected, which in turn may harm our reputation.

THE COVID-19 PANDEMIC HAS ADVERSELY IMPACTED, AND POSES RISKS TO, OUR BUSINESS, THE NATURE AND EXTENT OF WHICH ARE HIGHLY UNCERTAIN AND UNPREDICTABLE.

The continued global spread of COVID-19 has led to disruption and volatility in the global capital markets, which has increased the cost of, and adversely impacted access to, capital (including the commercial paper markets) and increased economic uncertainty. It is likely that the pandemic will cause an economic slowdown of potentially extended duration, and it is possible that it could cause a global recession.

COVID-19 is adversely affecting, and is expected to continue to adversely affect, certain elements of our business, including as a result of impacts associated with preventive and precautionary measures that we, other businesses, our communities and governments are taking. Due to these impacts and measures, we have experienced and expect to continue to experience delays in our research activities.

In addition to existing travel restrictions, jurisdictions may continue to close borders, impose prolonged quarantines and further restrict travel and business activity, which could significantly impact our ability to conduct research. Due to the speed with which the COVID-19 situation is developing, the global breadth of its spread and the range of governmental and community reactions thereto, there is uncertainty around its duration and ultimate impact; therefore, any negative impact on our overall financial and operating results (including without limitation our liquidity) cannot be reasonably estimated at this time, but the pandemic could lead to extended disruption of economic activity and the impact on our financial and operating results could be material.

Negative economic conditions may also cause debtors to delay and withhold payments to ZIM as a follow through of the negative economic conditions they are experiencing due to COVOV-19. The extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDS, WHEN REQUIRED, IN A TIMELY MANNER OR ON ACCEPTABLE TERMS, WE MAY HAVE TO CURTAIL OR SUSPEND CERTAIN ASPECTS OF OUR BUSINESS OPERATIONS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS RELATIONSHIPS, FINANCIAL RESULTS, FINANCIAL CONDITION AND PROSPECTS.

We anticipate that our cash and cash equivalents balance at March 31, 2021 of $213,324 will be sufficient to meet our present operating and capital expenditures through fiscal year 2022. There is no guarantee that unanticipated circumstances will not require additional liquidity.

Future liquidity and cash requirements will depend on a wide range of factors including the level of success the Company has in executing its strategic plan as well as its ability to raise additional financing. Accordingly, there can be no assurance that the Company will be able to meet its working capital needs for any future period.

THE LOSS OF THE SERVICES OF DR. MICHAEL COWPLAND, MR. JAMES STECHYSON AND OTHER KEY PERSONNEL COULD NEGATIVELY AFFECT OUR BUSINESS.

We currently depend heavily on the services of Dr. Michael Cowpland and Mr. James Stechyson. The loss of the services of Dr. Cowpland, Mr. Stechyson or other key personnel could affect our performance in a material and adverse way.

OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING ARE NOT EFFECTIVE.

We did not have effective internal control procedures in place at March 31, 2021, when we evaluated our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. This could affect the reliability of our consolidated financial statements. We are attempting to remedy our weaknesses but as a small company we have limited resources to employ for this purpose. See Item 15 of this Form 20-F for additional information on our attempts to rectify our weaknesses. The reduction of the risk will require additional expenses and use of management's time.

OUR STRATEGIC DIRECTION IS EVOLVING, WHICH COULD NEGATIVELY AFFECT OUR FUTURE RESULTS.

Since inception, our business model has evolved and continues to evolve as we refine our offerings and market focus. Prior to 2004, we focused on developing products and services for the wireless data network infrastructure known as “SMS” or “text messaging”, in 2004 through to fiscal year 2007 we focused on our SMS aggregation services. From fiscal years 2008 to 2012, we focused on offering mobile content, applications development and the development of new IDE software. In 2013 we discontinued mobile content sales due to very low sales volume and redirected resources related to mobile content to the continued development of our IDE software. In 2020 we sold the business and assets related to our databases business and, due to uncertain sales, discontinued our SMS business. At the end of fiscal year 2021 we have ceased all revenue generating operations and have focused solely on the research activities in our NuvoBio subsidiary. We continue to evaluate opportunities and alternative strategies in a rapidly evolving market. We plan to leverage our intellectual capital, core technologies and other business assets to focus on new strategic directions and attempt to maximize shareholder value mainly through our NuvoBio subsidiary. Changes to our business may not prove successful in the short or long term and may negatively impact our financial results.

WE OPERATE IN RAPIDLY EVOLVING MARKETS, AND OUR BUSINESS MODEL CONTINUES TO EVOLVE, WHICH MAKES IT DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS.

Our potential for future profitability must be considered in the light of the risks, uncertainties, and difficulties encountered by companies that are in rapidly evolving markets and continuing to innovate with new and unproven technologies or services, as well as undergoing significant change. In addition to the other risks we describe in this section, some of these risks relate to our potential inability to attract and retain unique and sought after technology; to control expenditures and to respond quickly and appropriately to industry developments, including rapid technological change; changes in customer requirements; and new products introduced into our markets by our competitors. If we do not effectively address the risks we face, we may not achieve profitability.

IF WE ARE UNABLE TO MANAGE THE INTEGRATION OF ANY ACQUIRED BUSINESSES, OUR FINANCIAL CONDITION AND OPERATING RESULTS MAY BE ADVERSELY AFFECTED.

A failure to effectively manage the integration of any acquisitions we may make may adversely affect our business and financial condition. Any acquisition that we make will place significant demand on management, technical and other resources.

WE HAVE AFFILIATED SHAREHOLDERS WHO CAN SUBSTANTIALLY INFLUENCE THE OUTCOME OF ALL MATTERS VOTED UPON BY OUR SHAREHOLDERS AND WHOSE INTERESTS MAY NOT BE ALIGNED WITH YOURS.

The beneficial ownership of our Chief Executive Officer and related parties in our outstanding shares is approximately 53%. All directors and executive officers as a group (5 persons) beneficially hold 6,122,299 of our common shares, which totals approximately 75% of ownership. As a result, our insiders are able to substantially influence all matters requiring the approval of our shareholders, including the election of directors and the approval of significant corporate transactions such as acquisitions. This concentration of ownership could delay, defer or prevent a change in control or otherwise impede a merger or other business combination that our Board of Directors or other shareholders may view favorably.

ITEM 4.	INFORMATION ON THE COMPANY

History and Development of the Company

ZIM’s principal place of business and registered office is located at 150 Isabella Street, Suite 150, Ottawa, Ontario, Canada, K1S 1V7 and we can be contacted at (613) 727-1397. In the United States our agent is Equiniti, Inc., located at 3200 Cherry Creek South Dr., #430, Denver, CO, 80209 and can be contacted at (303) 282-4800.

ZIM was incorporated under the Canadian Business Corporations Act on October 17, 2002 in order to purchase ZIM Technologies International Inc. ("ZIM Technologies"), which was formed in 1997 to acquire the software technology now called the ZIM Integrated Development Environment (the "ZIM IDE software"). On February 10, 2004, ZIM purchased UK-based SMS service firms EPL Communications Limited and E-Promotions Limited (together referred to as "EPL"). During the year ended March 31, 2006, EPL was dissolved and all operations were transferred to ZIM Corporation in Canada. ZIM is also the sole shareholder of ZIM Technologies do Brazil Ltda., a company incorporated in Brazil that distributes the ZIM IDE Software, and PCI Merge, Inc., a Florida based holding company with no operations. Until March 31, 2004, ZIM was the sole shareholder of ZIM Technologies, a Canadian federal corporation and the chief operating company of the ZIM group of companies. On April 1, 2004, ZIM Corporation and ZIM Technologies amalgamated into ZIM Corporation. On April 1, 2006, ZIM purchased a US-based mobile content company called Advanced Internet Inc. (“AIS”). In 2011 ZIM acquired the technology assets of Torch Technologies and began offering an advanced portfolio of migration services and management products that strengthen and complement ZIM’s enterprise database products. In April 2016, ZIM incorporated a wholly owned subsidiary called GeneSpans Corporation. GeneSpans is focused on developing intellectual property and advancing research and development in the areas of new synthetic drugs and immunotherapies. Genespans name was changed to NuvoBio Corporation on August 25, 2016.

In 2013 we discontinued mobile content sales due to very low sales volume and redirected resources related to mobile content to the continued development of our IDE software. In April 2020 ZIM sold the business and assets related to our databases business and, due to uncertain sales, discontinued our SMS business on December 31, 2020. At the end of fiscal year 2021 we have ceased all revenue generating operations and have focused solely on the research activities in our NuvoBio subsidiary.

See Note 8 of the consolidated financial statements for details of our principal capital expenditures and divestitures, including those currently in progress, since the beginning of our last three fiscal years to the date of this annual report.

We submit reports and other information to the SEC under the Securities Exchange Act of 1934. The reports and other information that we file and furnish to the SEC may be viewed at the SEC’s website (www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We also maintain a website (www.zim.biz) that contains information about our company. The contents of our website are not part of this Annual Report on Form 20-F.

Business Overview

ZIM started operations as a developer and provider of database software known as ZIM IDE software.  ZIM IDE software is used by companies in the design, development, and management of information databases and mission critical applications.

Beginning in 2002, the Company expanded its business strategy to include opportunities associated with mobile products.  Prior to fiscal year 2007, the Company focused on developing products and services for the wireless data network infrastructure known as “SMS” or “text messaging”.  Although SMS will continue to provide a minimal amount of revenue within the mobile segment of operations, with the acquisition of AIS in 2006 the Company shifted its corporate focus to include offering mobile content directly to end users.

In fiscal year 2020, ZIM continued to develop and sell enterprise database software to end users, as well as maintain its SMS messaging business.

In April of 2020 the IDE software business and assets were sold to employees of the Company. In addition, due to low sales volumes, the SMS business was discontinued on December 31, 2020.

Also, in 2018, NuvoBio Corporation signed strategic partnerships and exclusive global licensing agreements with leading drug research institutes. The company is currently funding research and development projects in the following areas:

New peptide-derived inhibitors for therapeutic intervention against various cancer cell lines in the presence or absence of chemotherapeutics to characterize the in vivo effects of promising inhibitors.

The following tables show the breakdown of total revenues by category of activity and geographic market.

Note that all revenues are from discontinued operations:

Revenue by category	Year ended March 31, 2021	Year ended March 31, 2020	Year ended March 31, 2019
	$	$	$
Software, software maintenance and consulting	—	278,808	577,411
Mobile	45,248	68,701	122,638
Total revenue	45,248	347,509	700,049

Revenue by geographic market	Year ended March 31, 2021	Year ended March 31, 2020	Year ended March 31, 2019
	$	$	$
United States	—	55,548	235,591
Brazil	—	191,043	170,056
Canada	—	14,878	41,464
Singapore	45,248	68,907	122,775
Austria	—	17,133	130,163
Total revenue	45,248	347,509	700,049

SOFTWARE

Historically, we were a developer and provider of the ZIM IDE software, which is used by companies in the design, development, and management of information databases. We now license the ZIM IDE software products to customers through direct and partner sales.

The ZIM IDE software provides an integrated development environment (IDE) for Microsoft Windows, UNIX and Linux computer operating systems. An integrated development environment is a set of programs that run from a single user interface for use in the creation of applications and management of databases. The ZIM IDE software was designed to handle complex data management in a more efficient manner than the database technologies historically provided by other vendors. The distinctive characteristic of the ZIM IDE software is its object dictionary which contains more than just a table of data. Instead, all relationships and data information are concurrently stored in the object dictionary, making it easier to manage and retrieve information. Furthermore, ZIM IDE software uses data sets rather than record-by-record access to manage information. This technique further simplifies the management of data.

The ZIM IDE software has been used to develop database applications that have been deployed in a wide range of industries, including finance, insurance, marketing, human resources, information and records management. Applications built with the ZIM IDE software also has full access to most other major databases such as Oracle™ and SQL™ Server.

In 2011, ZIM acquired the technology assets of Torch Technologies and began offering an advanced portfolio of migration services and management products that strengthen and complement ZIM’s enterprise database products. The combined product portfolio is a robust solution to rapidly and cost effectively migrate existing databases to other industry databases including Oracle™ and SQL™ while retaining valuable ZIM applications and providing a simplified database management suite.

In April 2020 the IDE software business and assets were sold to employees of the Company.

MOBILE

Our business strategy previously involved designing mobile data software products to take advantage of the existing wireless data network infrastructure known as Short Message Service. SMS, mobile messaging, or text messaging, as it is also known, enables users to communicate person to person and application to person through cellular handsets and other SMS-enabled devices. The expertise we gained in the SMS infrastructure and network allowed us to expand into the aggregation of SMS messages in 2004. Aggregators transmit a broad variety of messaging, content, and applications worldwide. ZIM continues to provide a high-volume delivery infrastructure that is scalable with detailed reporting available to our mobile content customers.

During the year ended March 31, 2006, it became apparent that the SMS aggregation market was becoming consolidated, which made it increasingly difficult for us to compete. We noticed a downward trend in sales of aggregation services by the end of the third quarter of fiscal year 2006 and decided to expand our product and service offerings. On April 1, 2006, we acquired all of the outstanding capital stock of Advanced Internet, Inc. (“AIS”), from Advanced Telecom Services, Inc. (“ATS”).

On December 31, 2020, due to low sales volumes, the Mobile business was discontinued.

CUSTOMERS

At the end of fiscal year 2021 the Company ceased all revenue generating operations and consequently had no customers.

During fiscal year 2020, we had 1 revenue generating customer in our mobile segment related to the SMS market. In addition, we had in excess of 70 customers who utilized ZIM IDE to run their enterprise applications. One customer accounted for approximately 22% for the year ended March 31, 2018, one customer accounted for approximately 18% of revenue for the year ended March 31, 2019 and one customer accounted for approximately 20% of revenue for the year ended March 31, 2020.

RESEARCH AND DEVELOPMENT

Our continuing operations research and development activities focus in the area of genetic therapy solutions. Research and development expenditures, net of refundable tax credits are estimated at $11,928 for fiscal year 2021, and $66,068 was received for fiscal year 2020 and $72,120 for fiscal year 2019.

PATENTS AND INTELLECTUAL PROPERTY PROTECTION

Intellectual property does not represent a material part of our assets or business strategy at this time. While we have filed two patents related to our NuvoBio subsidiary, we do not rely on patents or copyrights and, to the extent we maintain trade secrets, we rely on confidentiality agreements to protect them from misappropriation. In the future we may seek patents and intellectual property protection specifically related to the drug research programs we are funding through our NuvoBio Corporation subsidiary.

C.       Organizational Structure

Refer to Exhibit 8.1 for a complete list of our subsidiaries.

D.       Property, Plant and Equipment

DESCRIPTION OF PROPERTY

Our principal office is located in Ottawa, Canada. ZIM leases an office suite of approximately 1,258 square feet. The lease is currently scheduled to expire June 30th, 2022

We believe that our existing facilities are adequate to meet our current needs.

Refer to note 9 of our consolidated financial statements “EQUIPMENT” for additional information.

ITEM 4A.	UNRESOLVED STAFF COMMENTS

Not applicable.

ITEM 5.	OPERATING AND FINANCIAL REVIEW AND PROSPECTS

EXECUTIVE SUMMARY

Continuing Operations:

The continuing operations of the business are focused on research and have no generation of revenue at the present time.

Net loss from continuing operations for the fiscal year 2021 was $73,788 as compared to net income of $166,892 for the fiscal year 2020 and net income of $535,127 for the fiscal year 2019. The increased income in fiscal year 2019 is due mainly to the adoption of FASB 2017-01 and the unrealized gain on equity securities of $604,013. 2020 net income is mainly due to the gains related to the disposition of assets related to ZIM’s investment in CP4H. In fiscal 2021 the net loss from continuing operations is due to discontinuation of all revenue generating operations coupled with the loss on the disposition of our database assets.

Discontinued Operations:

In April 2020, ZIM sold all of its assets related to the database and software business with an effective date of April 1, 2020. The business was sold for cash consideration of $120,000 Canadian dollars to be paid in five installments over 5 years. The fair market value of these payments is estimated at $78,924 US dollars. ZIM recognized a net gain on the sale of these assets in the amount $223,549. The net gain is a combination of a loss on the sale of $348,455 netted against a currency translation reversal of $572,004. This business has definable revenues and expenses and has been accounted for as a discontinued operations as per ASU 2014-08.

At December 31, 2020, ZIM ceased all operations related to the SMS messaging business due to low profit margins and uncertainty regarding the future of the business. This business has definable revenues and expenses and has been accounted for as a discontinued operations as per ASU 2014-08.

Revenue from discontinued operations for the fiscal year 2021 was $45,248 compared with revenue of $347,509 for fiscal year 2020. The decrease is attributable to the disposition of the database business in April of 2020 with an effective date of April 1, 2020 and the discontinuation of the Mobile business on December 31, 2020.

Revenue from discontinued operations for the fiscal year 2020 was $347,509, compared with revenue of $700,049 for fiscal year 2019. The decline is attributable to the decreases across all lines of business ranging from a 52% decrease in our software, software maintenance and consulting business to 44% in our mobile messaging business.

Net loss from discontinued operations for the fiscal year 2021 was $2,780 as compared to net loss of $175,891 for the fiscal year 2020. The loss in fiscal year 2021 is due mainly to the to the disposition of the database business in April of 2020 and the discontinuation of the Mobile business on December 31, 2020.

Net loss for the fiscal year 2020 was $175,891 as compared to net income of $168,389 for the fiscal year 2019. The decreased income in fiscal year 2020 is due to declining revenue in all business segments while expenses stayed flat. The net gain is a combination of a loss on the sale of $348,455 netted against a currency translation reversal of $572,004.

A.	Operating results

The following is an overview of our operating results for the year ended March 31, 2021. A more detailed discussion of our operating results, comparing our operating results for the years ended March 31, 2021, 2020 and 2019, is included under the heading “Results of Operations for the Year Ended March 31, 2021 Compared to the Year Ended March 31, 2020 and 2019” of this “OPERATING AND FINANCIAL REVIEW AND PROSPECTS.” A discussion on the effects of currency fluctuations can be found in Item 11.

Continuing Operations:

The continuing operations of the business are focused on research and have no generation of revenue at the present time.

Total operating expenses from continuing operations for the year ended March 31, 2021 were $72,621 an increase of approximately $4,164 compared to operating expenses of $68,457 for the year ended March 31, 2020 and a decrease of approximately $14,385 compared to operating expenses of $82,842 for the year ended March 31, 2019. The changes in expenses are a result of continual declines in selling, general and administrative expenses paired with fluctuations in the expenses related to research.

Discontinued Operations:

Revenue from discontinued operations for the fiscal year 2021 was $45,248 compared with revenue of $347,509 for fiscal year 2020. The decrease is attributable to the disposition of the database business in April of 2020 with an effective date of April 1, 2020 and the discontinuation of the Mobile business on December 31, 2020.

Revenue from discontinued operations for the fiscal year 2020 was $347,509, compared with revenue of $700,049 for fiscal year 2019. The decline is attributable to the decreases across all lines of business ranging from a 52% decrease in our software, software maintenance and consulting business to 44% in our mobile messaging business.

Total expenses from discontinued operations for the year ended March 31, 2021 were $271,578, a decrease of approximately $251,822 compared to operating expenses of $523,400 for the year ended March 31, 2020 and a decrease of approximately $8,260 compared to operating expenses of $531,660 for the year ended March 31, 2019. The rapid decline in expenses in fiscal 2021 is due to the sale of the database business and discontinuation of all research and development related to IDE software.

CURRENT STRATEGIC DIRECTION

Due to the decrease in revenues from SMS aggregation services in previous years, we started exploring new opportunities both within the mobile industry and enterprise application industry. In 2013 we discontinued mobile content sales due to very low sales volume and on December 31, 2020 we discontinued sales of our SMS aggregation services.

In 2011, with ZIM’s acquisition of the technology assets of Torch Technologies, we increased our focus on the enterprise software market. Torch’s advanced portfolio of migration services and management products strengthened and complemented ZIM’s enterprise database products, and the combined product portfolio is a robust solution to rapidly and cost effectively migrate existing databases to other industry databases including Oracle™ and SQL™ while retaining valuable ZIM applications and providing a simplified database management suite. In April 2020, ZIM sold all of its assets related to the database and software business to employees and discontinued this line of business.

In April 2016, ZIM incorporated a wholly owned subsidiary called GeneSpans Corporation. GeneSpans will fund research into genetic therapy solutions. Genespans name was changed to NuvoBio Corporation on August 25, 2016.

NuvoBio Corporation has signed strategic partnerships and exclusive global licensing agreements with leading drug research institutes. The company is currently funding research and development projects in the following areas:

New peptide-derived inhibitors for therapeutic intervention against various cancer cell lines in the presence or absence of chemotherapeutics to characterize the in vivo effects of promising inhibitors.

ZIM’s current main strategic focus is the genetic therapy solutions being researched through NuvoBio Corporation.

RECENT DEVELOPMENTS

The COVID-19 Pandemic

We are monitoring the global outbreak and spread of the novel strain of coronavirus (COVID-19) and taking steps in an effort to identify and mitigate the adverse impacts on, and risks to, our business (including but not limited to our employees, customers and other business partners, and) posed by its spread and the governmental and community reactions thereto. We continue to assess and update our business continuity plans in the context of this pandemic, including taking steps in an effort to help keep our workforces healthy and safe. The spread of COVID-19 has caused us to modify our business practices (including employee travel, employee work locations in certain cases, and cancellation of physical participation in certain meetings, events and conferences), and we expect to take further actions as may be required or recommended by government authorities or as we determine are in the best interests of our employees, customers and other business partners. We are also working to understand the existing and possible future negative impacts to our infrastructure and take actions in an effort to mitigate such impacts. Due to the speed with which the COVID-19 situation is developing, the global breadth of its spread and the range of governmental and community reactions thereto, there is uncertainty around its duration and ultimate impact; therefore, any negative impact on our overall financial and operating results (including without limitation our liquidity) cannot be reasonably estimated at this time, but the pandemic could lead to extended disruption of economic activity and the impact on our financial and operating results could be material. See “Risk Factors—Risks Related to our Business—The COVID-19 pandemic has adversely impacted, and poses risks to, our business, the nature and extent of which are highly uncertain and unpredictable.”

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States, which requires management to make certain estimates and apply judgments that affect reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We base our estimates and judgments on historical experience, current trends, and other factors that management believes to be important at the time the consolidated financial statements are prepared. Actual results could differ from our estimates, and such differences could be material. On an ongoing basis, management reviews our accounting policies and how they are applied and disclosed in our consolidated financial statements.

The following supplemental information describes significant judgments and estimates involved in our critical accounting policies, which are more fully described in Note 3 to the consolidated financial statements included in this annual report.

JUDGMENTS REGARDING TAX POSITIONS

The Company recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of not being sustained on an audit, based on the technical merits of the position. Accordingly, management may be required to make additional judgments regarding the accounting treatment of tax positions.

VALUATION ALLOWANCES

We must make certain estimates and judgments in determining the income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. Judgments regarding realization of deferred tax assets and the ultimate outcome of tax-related contingencies represent key items involved in the determination of tax expense and related balance sheet accounts. We have currently recorded a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. Should we determine that based on factors such as future profitability that a reduction in the valuation allowance is appropriate, an adjustment to our deferred tax assets would increase income in the period that such determination was made.

REVENUE RECOGNITION

The Company derived revenue from two sources of discontinued operations: enterprise software, including maintenance and consulting services and mobile services and applications. Enterprise software involves providing enterprise software for designing, developing and manipulating database systems and applications. Mobile services involve providing SMS applications and services. The Company presents revenues net of sales tax and other related taxes.

Enterprise Software

ZIM recorded revenues from the perpetual license of the Company's software products and the sale of related maintenance and consulting. The Company's standard license agreement provides a license to use the Company's products based on the number of licensed users. The Company may license its software in performance obligation arrangements if the customer purchases any combination of maintenance, consulting or training services in conjunction with the license.

The Company recognized revenue pursuant to the requirements of the ASC 606. Revenue is recognized using the residual method when objective evidence of fair value exists for all of the undelivered performance obligations in the arrangement, but does not exist for one or more performance obligations. The Company allocates revenue to each undelivered performance obligation based on its respective fair value determined by the price charged when that performance obligation is sold separately. The Company defers revenue for the undelivered performance obligations and recognizes the residual amount of the arrangement fee, if any. The separate performance obligations of the arrangements are considered to be separate units of accounting.

The following steps are taken to recognize revenue:

1.	Identification on the contract(s) with the customer(s).
2.	Identify the performance obligations in the contract.
3.	Determine the transaction price.
4.	Allocate the transaction price to the performance obligations in the contract.
5.	Recognize revenue when (or as) the Company satisfies the performance obligations.

The Company recorded revenue as earned as evidenced by contracts or invoices for its services at prices established by contract, price list and/or fee schedule less applicable discounts and the objective evidence that each performance obligation has been achieved. If at the outset of an arrangement the Company determines that the collectability is not probable, revenue is deferred until payment is received.

Collectability is assessed based on the collection history of the client, current economic trends, customer concentrations and customer credit worthiness. Delivery of the software has occurred once the customer has accepted the product or has been provided with permanent keys to the file transfer protocol ("FTP") site. If an arrangement allows for customer acceptance of the software or services, the Company defers revenue recognition until the earlier of customer acceptance or when the acceptance right lapses.

Maintenance and Consulting Revenue

Maintenance revenues was recognized using a time base approach equally over the term of the maintenance contract. The liability relating to the received but unearned portion of maintenance revenues is recognized as deferred revenues.

Consulting revenue, which represents services provided on a per diem basis to customers, was recognized as the services were performed as there were no customer acceptance provisions involved in these types of arrangements. Consulting revenue, which represents services provided on a fixed price basis to customers, was recognized upon achieving the related performance obligation.

In general, credit terms of 30 days were extended to customers with a small number of customers receiving longer payment terms based on the long-standing relationship with ZIM.

Mobile Revenue

Aggregation services occurred when ZIM sent messages from its content provider customers through mobile operators to end users on their cell phones. In this situation, the Company contracted with its customers that cannot connect directly to the mobile operators and with the third-party mobile operators or other aggregators directly for the transmission of the messages. The performance obligation was to transmit a message. Revenues were recognized in the month in which the performance obligation was satisfied, provided no significant ZIM obligations remained. We worked with aggregators to provide delivery routes and received statements and billing in real time. We prepaid for message credits and billed customers for message delivery at the end of each month. We purchased service credits from the aggregators and billed our customers directly for the delivery of messages on a monthly basis.

STOCK-BASED COMPENSATION

ZIM measures compensation cost for all stock-based awards at fair value on the date of the grant and recognizes compensation expense over the service period for awards expected to vest. The fair value of stock options is determined using the Black Scholes valuation model and requires judgment in establishing the volatility and option forfeiture rates. These internal judgments may be incorrect in any period, which may result in our recording materially incorrect compensation expense.

INVESTMENTS

ZIM measures the value if its investments on a fair value basis. Investments are measured based on the observable price changes in orderly transactions for the identical or similar investment of the same issuer. In the absence of observable price changes the alternative measurement basis of cost less any impairments is used as a valuation methodology.

RESULTS OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 2021 COMPARED TO THE YEAR ENDED MARCH 31, 2020 AND THE YEAR ENDED MARCH 31, 2019

The company does not generate any revenue from continuing operations.

All revenue has been generated from discontinued operations.

REVENUES	Year ended March 31, 2021	As a %	Year ended March 31, 2020	As a %	Year ended March 31, 2019	As a %
				$	$	$
Bulk SMS	45,248	100%	68,701	20%	122,638	18%
	45,248	100%	68,701	20%	122,638	18%
Software	—	0%	24,769	7%	117,533	17%
Maintenance and consulting	—	0%	254,039	73%	459,878	65%
	—	0%	278,808	80%	577,411	82%
	45,248	100%	347,509	100%	700,049	100%

Revenue from discontinued operations for the fiscal year 2021 was $45,248 compared with revenue of $347,509 for fiscal year 2020. The decrease is attributable to the disposition of the database business in April of 2020 and the discontinuation of the Mobile business on December 31, 2020.

Revenue from discontinued operations for the fiscal year 2020 was $347,509, compared with revenue of $700,049 for fiscal year 2019. The decline is attributable to the decreases across all lines of business ranging from a 52% decrease in our software, software maintenance and consulting business to 44% in our mobile messaging business.

DISCONTINUED OPERATIONS REVENUE ANALYSIS BY SERVICE/PRODUCT OFFERING

BULK SMS

In fiscal year 2021 our revenue from bulk SMS messaging continued to decline as our cost to deliver the services increased. Due to the decrease in volume and erosion of profit margins, ZIM discontinued its Bulk SMS messaging service with a revenue for fiscal 2021 of $45,248 as compared to $68,701 for fiscal year 2020. Our bulk SMS messaging revenue increased from $104,485 in fiscal year 2018 to $122,638 in fiscal year 2019 and then had a sharp decrease to $68,701 in fiscal year 2020. We experienced a decrease in the volume of messages transacted through SMS routes in fiscal year 2020, as compared to the increases we experienced in fiscal year 2018 and fiscal year 2019. In general, bulk messaging customers choose the aggregator that is offering the lowest cost route and this results in fluctuating and unpredictable revenue from this segment.

SOFTWARE, MAINTENANCE AND CONSULTING

In April 2020, ZIM sold all of its assets related to the database and software business to employees and discontinued this line of business.

Prior to fiscal 2021 we generated revenues from the sale of our database product as well as the subsequent maintenance and consulting fees. Software sales increased from $34,435 in fiscal year 2018 to $117,533 in fiscal year 2019 then decreased to a more historical level in 2020 of $24,769 as compared to fiscal year 2018. The increase in 2020 reflects increased activity in our Canadian operation after the decline we experienced in 2018.

In addition to the sale of the software, we are generating revenue from software maintenance and consulting. Maintenance and consulting revenues have also decreased substantially from $459,878 in fiscal year 2019 to $254,039 in fiscal year 2020. The decline in 2020 is also a decline compared to the $360,322 in 2018. The spike in revenue in 2019 was due to the maintenance contract renewals from returning customers in the Canadian operations.

EXPENSES

Operating expenses – continuing operations

	Year ended March 31, 2021	Year ended March 31, 2020	Year ended March 31 2019
	$	$	$
Selling, general and administrative	50,501	60,249	69,125
Research and development	23,120	8,208	13,717
	73,621	68,457	82,842

Total operating expenses increased in fiscal year 2021 compared to fiscal year 2020 from $68,457 to $73,621 due to increase expenditures on research activities.

Operating expenses – discontinued operations

	Year ended March 31, 2021	Year ended March 31, 2020	Year ended March 31, 2019
	$	$	$
Cost of revenue	32,122	19,229	20,588
Selling, general and administrative	228,402	446,312	452,669
Research and development	1,054	57,859	58,402
	271,578	523,400	531,660

Total expenses from discontinued operations decreased in fiscal year 2021 compared to fiscal year 2020 from $523,400 to $271,578. Between fiscal year 2019 and fiscal year 2020 expenses remained stable. The rapid decline in expenses in fiscal 2021 is due to the sale of the database business and discontinuation of all research and development related to IDE software. This is partially offset by the increase in the cost of delivering SMS services.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses from continuing operations for the years ended March 31, 2021, March 31, 2020 and March 31, 2019 were $50,501, $60,249, and $69,125 respectively. Decline is due to decline in operational expenses from the decline in operating activity.

Selling, general and administrative expenses from discontinued operations for the years ended March 31, 2021, March 31, 2020 and March 31, 2019 were $228,402, $446,312, and $452,669 respectively. The rapid decline in expenses in fiscal 2021 is due to the sale of the database business and discontinuation of all research and development related to IDE software.

INTEREST

For the year ended March 31, 2021, we incurred interest expense of $620 related to draws on the available overdraft protection facility with the Royal Bank of Canada.

For the year ended March 31, 2020, we incurred interest expense of $460 related to draws on the available overdraft protection facility with the Royal Bank of Canada.

For the year ended March 31, 2019, we incurred interest expense of $14 related to draws on the available overdraft protection facility with the Royal Bank of Canada.

ASSET IMPAIRMENT

On August 9, 2018 (fiscal year 2019), Connecting People for Health Co-operative Ltd. (CP4H) was acquired for an undisclosed amount. ZIM recognized its portion of the proceeds, in the amount $220,233 as a gain on the sale of assets.

In April 2020, ZIM sold all of its assets related to the database and software business to former employees with an effective date of April 1, 2020 and discontinued this line of business. ZIM recognized a gain on the sale of these assets in the amount $223,549. The net gain is a combination of a loss on the sale of $348,455 netted against a currency translation reversal of $572,004.

INCOME TAXES

Investment tax credits on research and development expenditures from continuing operations in Canada are netted against research and development costs from continuing operations as shown above.

Included in income taxes from discontinued operations are taxes paid on income earned in Brazil. Investment tax credits on research and development expenditures in Canada are netted against research and development costs. The increase in income taxes recoverable is due to increased research and development tax credits related to database migration technologies.

The Scientific Research and Development Credits received from the Canadian federal government for all operations were assessed as filed in fiscal years 2020, 2019 and 2018.

ADOPTED ACCOUNTING PRONOUNCEMENTS

None.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - NOT YET ADOPTED

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standards setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company’s management believes that the impact of recently issued standards that are not yet effective will not have any significant impact on the consolidated financial statements upon adoption.

In June 2016, FASB issued Accounting Standards Update (ASU) 2016-13, Financial Instruments—Credit Losses (Topic 326). This ASU represents a significant change in the Accounting for Credit Losses (“ACL”) accounting model by requiring immediate recognition of management’s estimates of current expected credit losses (CECL). Under the prior model, losses were recognized only as they were incurred, which FASB has noted delayed recognition of expected losses that might not yet have met the threshold of being probable. The new standard effective date for Smaller Reporting Companies is fiscal years beginning after December 15, 2022. Early adoption is permitted. We are currently evaluating the impact ASU 2016-13 will have on the Company’s consolidated financial statements.

B. Liquidity and Capital Resources

As at March 31, 2021, we had cash and cash equivalents of $213,324 and working capital of $298,330 as compared to cash of $429,824 and working capital of $543,916 at March 31, 2020. As at March 31, 2019, we had cash and cash equivalents of $506,524 and working capital of $652,488.

Cash flows for the fiscal periods were as follows:

	Year ended March 31, 2021	Year ended March 31, 2020	Year ended March 31, 2019
	$	$	$
Cash flows provided by (used in) operating activities	(109,293)	(73,045)	(60,591)
Cash flows provided by (used in) discontinued operations	(119,053)	(127,001)	216,465
Cash flows provided by (used in) investing activities	(4,486)	214,940	(7,040)
Cash flows provided by financing activities	—	—	—

Operating activities consumed $109,293 of cash for the year ended March 31, 2021 as compared to consuming cash of $73,045 for the year ended March 31, 2020 and using $60,591 during the year ended March 31, 2019.

Discontinued operations activities consumed $119,053 of cash for the year ended March 31, 2021 as compared to consuming cash of $127,001 for the year ended March 31, 2020 and providing cash of $216,465 during the year ended March 31, 2019.

We used cash in the amount of $4,486 in fiscal year 2021, generated $214,940 in fiscal year 2020, and used $7,040 in fiscal year 2019 in investing activities. In fiscal year 2020, cash was generated by the sales of our investment in CP4H for an amount of $220,233 and was slightly offset by the purchase of computers and software for $5,293. In fiscal year 2019, cash was used for leasehold improvements and the purchase of computer equipment and software.

At March 31, 2021, the Company had access to an overdraft protection facility from its principal banker for approximately $39,760 (refer to Note 9 “Line of Credit” to consolidated financial statements), in addition to a cash and cash equivalent balance of $213,324.  Management believes that these funds, together with cash from on-going operations, will be sufficient to fund existing operations for the next 12 months. However, there is no guarantee that unanticipated circumstances will not require additional liquidity, and in any event, these funds alone may not allow for any additional expenditures or growth.

Credit terms for software, maintenance and consulting services have remained consistent from prior periods at 30 days.

As at March 31, 2021, 48% of all receivables were current. As at March 31, 2020, approximately 100% of all receivables were current. As at March 31, 2019, approximately 58% of all receivables were current.

Cash and cash equivalents of $213,324 are comprised of $84,245 in cash and $129,079 in cash equivalents. The cash equivalents of $129,079 at March 31, 2021 ($371,229 at March 31, 2020, $290,598 at March 31, 2019) are comprised of:

Held in Canada:

CIBC Wood Gundy at 1.00% - $129,079 ($162,323 CDN) – No Maturity

Future liquidity and cash requirements will depend on a wide range of factors, including the level of success the Company has in executing its strategic plan as well as its ability to raise additional financing. Accordingly, there can be no assurance that ZIM will be able to meet its working capital needs for any future period. In addition, the Company has an accumulated deficit of $21,279,678 for the fiscal year ended March 31, 2021.

If ZIM’s expenses surpass the funds available or if ZIM requires additional expenditures to grow the business, the Company may be unable to obtain the necessary funds and ZIM may have to curtail or suspend some or all of its business operations, which would likely have a material adverse effect on its business relationships, financial results, financial condition and prospects, as well as on the ability of shareholders to recover their investment.

C.	Research and development

Research and development expenses for continuing operations, net of refundable tax credits, went from $13,717 for the year ended March 31, 2019 to $8,208 for the year ended March 31, 2020 and to $23,120 for the year ended March 31, 2021. The increase in cost for fiscal years 2021 relates to increased funding of research projects related to our NuvoBio subsidiary and are net of refundable investment tax credits on research and development expenses in Canada.

Research and development expenses for discontinued operations, net of refundable tax credits, went from $58,402 for the year ended March 31, 2019 to $57,859 for the year ended March 31, 2020 and to $1,054 for the year ended March 31, 2021. The sharp decline in expenditures in fiscal year 2021 relates to the sale of the database business and the discontinuation of all research and development related to these assets. Prior year research and development expenses are related to the development of the ZIM database language and are net of refundable investment tax credits on research and development expenses in Canada.

D.	Trend information

The Company has not identified and is not aware of any trends that will have a significant impact on its consolidated financial position, statement of operations or cash flows.

E.	Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

F.	Tabular Disclosure of Contractual Obligations

The following table sets forth our known contractual obligations as of March 31, 2021.

Contractual Obligations	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	Greater than 5 years
	$	$	$	$	$
Operating Lease Obligations	16,256	13,005	3,251	—	—
Research	39,760	39,760	—	—	—
Accounts Payable	6,282	6,282	—
Total	62,298	59,047	3,251	—	—

ITEM 6. DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Each member of our Board of Directors is elected for a three-year term. The term of all Directors will expire in September 2022.

The following sets forth information concerning our executive officers and directors, including their ages, present principal occupations, other business experience during the last five years, memberships on committees of the Board of Directors and directorships in other companies:

NAME	AGE	POSITION WITH ZIM
Dr. Michael Cowpland	78	President, Chief Executive Officer, and Director
John Chapman	57	Chief Financial Officer / Consultant
Steven Houck	51	Director
James Stechyson	56	Director
Donald Gibbs	75	Director

Michael Cowpland has served as our President, Director and Chief Executive Officer since February 2001 and as our Chief Financial Officer from March 2007 to November 2007. In 1973, Dr. Cowpland co-founded Mitel Corporation (formerly NYSE:MTL) and was that company's Chief Executive Officer for 10 years. During Dr. Cowpland's tenure as CEO of Mitel, Mitel's sales reached $300 million before it was acquired by British Telecom in 1984. After the acquisition of Mitel, Dr. Cowpland founded Corel Corporation (formerly NASDAQ:CORL), a company that evolved into one of the world's leading providers of office productivity software. Corel was widely recognized for its WordPerfect Office Suite, and its PC graphics application, Corel Draw. Dr. Cowpland served as President of Corel from 1985 to January 2001. Dr. Cowpland began his career in 1964 at Bell Northern Research. Dr. Cowpland received a Bachelor of Science and Engineering from the Imperial College (London), a Masters of Engineering from Carleton University and Ph.D. in Engineering from Carleton University (Ottawa, Canada).

John Chapman has served as our Chief Financial Officer since November 2007 and has provided consulting services to the Company since July 2007. Since January 2020, Mr. Chapman has also served as the Chief Financial Officer of PiiComm Inc.. Between 2006 and 2020 he provided virtual CFO consulting services to various companies. From 2003 to 2005, Mr. Chapman held the positions of Director of Finance and Program Management Office at Amdocs Canadian Managed Services. From 1988 to 2003, Mr. Chapman held various positions at Bell Canada and BCE companies in the areas of Finance, Human Resources and Engineering. He received a Bachelor of Technology (Mechanical Engineering) from Ryerson Polytechnical Institute in 1988 and a Master of Business Administration from the University of Ottawa in 1999. Mr. Chapman is a member of, and holds professional designations, with the Association of Professional Engineers of Ontario and the Society of Management Accountants of Ontario (CPA, CMA).

Steven Houck has served as a Director of ZIM since April 2001. Currently, Mr. Houck is self-employed. Between August, 2017 and February, 2020 he held the position of Chief Executive Officer at Virtual Power Systems, a company enabling autonomous digital infrastructure. From July, 2012 to June, 2017, Mr. Houck was the Chief Operating Officer of DataCore Software, a company that develops storage virtualization software. Mr. Houck also held the position of Chief Executive Officer of GRIDTREE Inc., a technology company headquartered in Miami, Florida providing enterprise class IT services to the small to medium sized business market. Previously Mr. Houck was the Vice President of Latin America at VMware, a developer of software for the virtualization market.  Prior to working at VMware Mr. Houck was Vice President of World Wide SMB Sales at EMC Corporation, a developer and provider of information infrastructure technology and solutions. During 2004 and 2005, Mr. Houck worked as a consultant for various start-up companies. From 1995 to early 2004, Mr. Houck held various positions with Corel Corporation including Executive Vice President of World Wide Sales. Prior to his service to Corel, he founded Worldview Technologies, a company specializing in multimedia design and authoring and served as its CEO until 1995. He attended Florida State University and Florida Atlantic University.

James Stechyson has served as a Director and Chairman of ZIM since June 1, 2003. He also served as a Director of ZIM Technologies beginning in January 1998 and was appointed into the position of Chairman in May 2001.  Mr. Stechyson is also currently Managing Director of HostedBizz Inc., a company delivering cloud computing infrastructure services.  From September 2002 until 2003, Mr. Stechyson served as the President of ClearOne Communications Canada a subsidiary of ClearOne Communications a global provider of audio & video conferencing solutions.  From 1990 to September 2002, he was the President of OM Video, a company specializing in the design, sales and systems integration of professional audio/visual technologies.

Donald R. Gibbs has been a Director of ZIM since July 2003. He also serves as the Chairman of ZIM's Audit Committee. Since November 2017, Mr. Gibbs has served as a consultant and Chairman of DRG & Associates in Ottawa, Ontario. Previously, from May 2017 to November 2017 he was an advisor to The Pythian Group and from October 2015 until June 2017, was the Chief Operating Officer and Chief Financial Officer of The Pythian Group. From April 2015 until May 2016 Mr. Gibbs held the position of Chief Financial Officer of Tweed Marijuana Inc. Prior to Tweed, Mr. Gibbs was Chief Executive Officer of AirIQ between June 2008 and April 2015. From April 2007, to June 2008, Mr. Gibbs was the Chief Executive Officer of Tarquin Inc. Since July of 2004, Mr. Gibbs has been the Chairman and Chief Executive Officer of Process Photonics Inc. From June 2001 to April 2004, Mr. Gibbs was the President and Chief Executive Officer of Original Solutions Inc. He is also the principal of his own consulting company, Donald R Gibbs and Associates which provides financial and management assistance to start-up corporations. Since 1970, Mr. Gibbs has held senior financial and executive positions in Mitel Corporation, Cognos Inc., Gandalf Systems Corporation, Positron Fiber Systems Inc., Gorilla Capital Inc., VIPswitch Inc. and Original Solutions Inc. Mr. Gibbs received his Bachelor of Commerce degree from the University of Ottawa and holds a professional designation as a CPA, CMA.

EMPLOYEES

As at March 31, 2021, we had 0 employees (5 as at March 31, 2020 and 6 as at March 31, 2019).

COMMITTEES OF THE BOARD OF DIRECTORS

We have an Audit Committee and a Compensation Committee. ZIM does not have a Nominating Committee. In the absence of such a committee, the Board as a whole considers individuals to recommend to the Board for inclusion among management's nominees and considers corporate governance issues. The Board will consider director candidates recommended by shareholders of the Company if the name and qualifications of such candidates are presented to the Board in a timely manner. The membership term for Board and Board Committee members is 3 years.

The Audit Committee's functions include evaluating, and recommending to the Board the engagement of the independent registered public accounting firm, reviewing the results of their audit findings, and monitoring on a periodic basis our internal controls over financial reporting. The Audit Committee has a formally approved written charter. The Audit Committee consists of Donald Gibbs (Chairman) and Steven Houck. Mr. Gibbs is the Audit Committee’s “audit committee financial expert,” as defined in Item 16A of Form 20-F, and he is “independent” under the NASDAQ Listing Rules. Mr. Houck replaced James Stechyson as a member of the audit committee effective June 24, 2009. The Audit Committee held four meetings during the fiscal year ended March 31, 2021.

The Compensation Committee’s functions include evaluating compensation for directors, officers, employees of and consultants to the Company, and making recommendations to the Board regarding such compensation matters. The Compensation Committee has a formally approved written charter. The Compensation Committee currently consists of James Stechyson and Steven Houck. The Compensation Committee did not hold a meeting during the fiscal year ended March 31, 2021.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Our Board of Directors has adopted a Code of Ethics that qualifies as a “code of ethics” within the meaning of such term in Form 20-F and applies to our Chief Executive Officer and our Chief Financial Officer, as well as to other senior management and senior financial staff of ZIM, including, without limitation, our comptroller and person performing such function, and complies with the requirements imposed by the Sarbanes-Oxley Act of 2002 and the rules issued thereunder for codes of ethics applicable to such officers. Our Board has reviewed and will continue to evaluate its role and responsibilities with respect to the new legislative and other requirements of the Securities and Exchange Commission. Interested persons can obtain a copy of our Code of Ethics without charge by writing to: Investor Relations c/o 150 Isabella Street, Suite 150, Ottawa, Ontario K1S 1V7 or by visiting our web-site at www.ZIM.biz.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy

We design all of our compensation programs to retain and as necessary attract key employees who are motivated to achieve growth in technology. Our program has been kept simple due to the size of our staff and our lack of performance measurements. Our programs are designed to reward performance based on team and individual performances. Due to the size of our organization, our executive compensation programs impact all employees because these programs help establish expectations for our general approach to rewards. The Company encourages our business leaders to work together to create a high performance environment that is reinforced by constant attention to individual’s goals and expectations.

We believe that the performance of the executives in managing our company should be considered in light of general economic and specific company, industry and competitive conditions. We believe that our compensation programs for our executives should reflect our success as a management team and in attaining an increased value for shareholders. We also believe that individual performance should be evaluated annually and considered in compensation decisions.

Overview of Compensation and Process

Elements of compensation for our executives include: salary and stock option grants and health, disability and life insurance. Our Compensation Committee consists of Messrs Stechyson and Houck. It generally meets as required to review any changes to the compensation plans for the next year. In fiscal 2021, there were no changes to the plan, no bonuses and no changes to the salary levels for executives, and as a result, there were no Compensation Committee meetings.

Due to the size of the organization, the Compensation Committee is aware of all the elements of each executive’s total compensation over each of the past three years, as well as a comparison to the compensation of other executive officers in an appropriate market comparison group. Typically, our Chief Executive Officer recommends compensation changes with respect to the executive officers who report to him. The Chief Executive Officer has no salary so there have been no compensation recommendations to the compensation committee with respect to him. All option grants to the executives in the organization are approved by our Board of Directors at the time of grant. The Compensation Committee has the authority to accept or adjust any recommendations.

We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for their balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of the Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

·	Performance in the previous year;
·	Difficulty of achieving desired results in the coming year;
·	Value of their unique skills and capabilities to increase the performance of the Company;
·	Performance of their general management responsibilities; and
·	Contribution as a member of the management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our entry into new markets, providing proper compliance and regulatory guidance, and helping to create a cohesive team.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing stock option incentives to maximize long-term value for our Company.

Base Salary and Bonus

It is the goal of the Compensation Committee to establish salary compensation for our executive officers based on our comparable peer companies. We believe that this gives us the opportunity to attract and retain appropriate managerial employees both at the senior executive level and below.

Equity Incentives

A significant goal of our compensation is to afford our executives (and employees) an opportunity to participate in our performance through stock option grants. The Compensation Committee considers factors such as the ability for the Company to attract, motivate and retain qualified individuals and to align their success with that of the Company’s shareholders through the achievement of strategic corporate objectives and creation of shareholder value. The level of equity incentives paid to an individual is based on the individual’s overall experience, responsibility, performance and base salary.

Factors also considered are the equity incentives offered for similar positions in the high-tech industry and other labor markets in which the Company competes for employees. The Compensation Committee compares remuneration for executive officers of the Company to the remuneration for similar executives in relevant labor markets.

Perquisites

We limit the perquisites that we make available to our executive officers. Our executives are not entitled to any benefits that are not otherwise available to all of our employees.

Post-Employment Compensation

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers are eligible to participate in our registered retirement savings plan.

Summary Compensation Table

The table below provides detailed information on the compensation of the Chief Executive Officer and the Chief Financial Officer of ZIM for services rendered for the fiscal years ended March 31, 2021, 2020 and 2018. No executive officer or employee received compensation in excess of $100,000 for the fiscal year ended March 31, 2021.

Name and principal position	Year	Salary/ Consulting Payments ($)	Option Awards ($)(1)	Shares ($)	Total ($)
Michael Cowpland, President and Chief Executive Officer	2019 2020 2021	- - -	- - -	- - -	- - -
John Chapman, (Chapman CFO Resources Inc.) Chief Financial Officer	2019 2020 2021	12,821 17,778 3,597	- - -	- - -	12,821 17,778 3,597

(1)	Represents the compensation expense incurred by the Company for the years ended March 31, 2019, March 31, 2020, and March 31, 2021, respectively, relating to outstanding stock options held by the named executive officers (“NEOs”), determined in accordance with ASC 718 using the assumptions described under “Stock Options” in Note 2 to the Company’s consolidated financial statements included in this Form 20-F, provided that no forfeitures of awards have been assumed for the NEOs. All options vest immediately upon option grant.

COMPENSATION OF DIRECTORS

Non-employee members of the Board of Directors are reimbursed for reasonable travel expenses related to attendance at Board meetings. No other fees are paid for attendance at meetings of the Board or their Committees. Each director is also awarded for his first year of service as a director, 10,000 stock options to purchase common shares at fair market value at date of the option grant. In addition, non-employee members of the Board of Directors are eligible to receive option grants as determined by the Board of Directors.

The following table shows compensation of our non-employee directors for the fiscal year ended March 31, 2021.

Name	Option Awards ($)(1)	Common Shares ($)	Total ($)
Steven Houck	-	-	-
James Stechyson	-	-	-
Donald Gibbs	-	-	-

(1)	Represents the compensation expense incurred by the Company for the years ended March 31, 2021, relating to outstanding stock options held by the named executive officers (“NEOs”), determined in accordance with ASC 718 using the assumptions described under “Stock Options” in Note 3 to the Company’s consolidated financial statements included in this Form 20-F, provided that no forfeitures of awards have been assumed for the NEOs. All options vest immediately upon option grant.

Refer to Item 7 for share ownership information with respect to the Company’s directors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

ZIM established the Employee Stock Option Plan, which was approved by our shareholders on November 19, 2003, to promote the interests of the Company and our shareholders by using investment interests in the Company to attract, retain and motivate our directors, officers, employees and other persons, to encourage and reward their contributions to the performance of the Company, and to align their interests with the interests of the Company's shareholders.

Securities authorized for issuance under equity compensation plans at March 31, 2021 are as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans, excluding the securities reflected in the first column
Equity compensation plans approved by security holders	80,500	(1)	0.0350	1,258,150
Total	80,500		0.0350	1,258,150

(1)	Represents ZIM common shares issuable upon the exercise of options outstanding under ZIM's Employee Stock Option Plan.

ITEM 7. MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

A.	Major Shareholders

The following table sets forth, as of June 30, 2021, the number and percentage of our outstanding common shares which are beneficially owned, directly or indirectly, by:

·	Each person who is known to us as the beneficial owner of 5% or more of our outstanding common shares;
·	Each director and executive officer of ZIM Corporation; and
·	All directors and executive officers of ZIM Corporation as a group.

Beneficial ownership includes shares over which the indicated person has sole or shared voting or investment power and shares which he or she has the right to acquire within 60 days of June 30, 2021. Unless otherwise indicated, the persons listed are deemed to have sole voting and investment power over the shares beneficially owned.

			Common shares
Name	Address	Title	Number	Percentage
Michael Cowpland(1)	234 Perley Court, Ottawa, Ontario	President and CEO	4,304,752	52.9%
James Stechyson(2)	5597 Goddard Street Manotick, Ontario	Director	1,467,000	18.0%
Advanced Telecom Services(3)	996 Bold Eagle School Road, Suite 1105, Wayne, PA	N/A	500,000	6.1%
John Chapman (CHAPMAN CFO Resources Inc.)(4)	9C Maple Ridge Crescent, Ottawa, Ontario	Chief Financial Officer	195,047	2.4%
Steven Houck (5)	401 Hillview Avenue, Palo Alto, CA 94304	Director	79,500	1.0%
Donald Gibbs (6)	104 Maple Crest Lane, Perth, Ontario, Canada, K7H, 3C7	Director	76,000	0.9%

All directors and executive officers as a group (5 persons) beneficially hold 6,122,299 common shares, which totals 74.7% of ownership.

Applicable percentage of ownership is based upon 8,136,348 common shares outstanding as of June 30, 2021, together with applicable options for such shareholder or group. Shares of common stock subject to options currently exercisable or exercisable within 60 days of June 30, 2021 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(1)	The beneficial ownership of Michael Cowpland consists of 3,639,126 common shares owned directly by Dr. Cowpland. In addition, Dr. Cowpland’s ownership includes 225,936 common shares owned by Dr. Cowpland's spouse and 439,690 common shares owned by a company controlled by Dr. Cowpland's spouse. Dr. Cowpland disclaims beneficial ownership of the shares held by his spouse and the company controlled by his spouse.

(2)	The beneficial ownership of James Stechyson consists of 1,468,500 common shares. 22,500 shares are owned directly by Mr. Stechyson and 1,446,000 are owned by a company controlled by Mr. Stechyson.

(3)	The beneficial ownership of Advanced Telecom Services Inc. consists of 500,000 common shares owned directly.

(4)	The beneficial ownership of John Chapman consists of 195,047 common shares. The shares assigned to Mr. Chapman are held by CHAPMAN CFO Resources Inc. in which Mr. Chapman is the controlling shareholder.

(5)	The beneficial ownership of Steven Houck consists of 50,000 common shares owned directly by Mr. Houck and 29,500 common shares, which he has a right to acquire under stock options that are currently exercisable or are exercisable within 60 days of June 30, 2021.

(6)	The beneficial ownership of Donald Gibbs consists of 50,000 common shares owned directly by Mr. Gibbs and 26,000 common shares, which he has a right to acquire under stock options that are currently exercisable or are exercisable within 60 days of June 26, 2021.

The Board of Directors has determined that all directors who served on the Board during fiscal year 2021, other than Dr. Michael Cowpland and Mr. James Stechyson, are or were “independent” under NASDAQ Listing Rules. The Board has further determined that the members of the Audit Committee also meet the additional independence requirements of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission.

The services of John Chapman, our Chief Financial Officer, are provided through a contractual relationship with CHAPMAN CFO Resources Inc., a company owned 50% by Mr. Chapman and controlled by Mr. Chapman. The total cash and option compensation provided to CHAPMAN CFO Resources Inc. for the services provided by Mr. Chapman are detailed in “Executive Compensation” above.

Change in Ownership of Shareholders Owning More Than 5%:

On February 22, 2017, 342,501 shares were issued to Dr. Michael Cowpland, 6,000 shares were issued to a holding company controlled by Mr. James Stechyson on approval of the Board of Directors.

On November 17, 2017, 31,793 shares were issued to Dr. Michael Cowpland, 156,500 shares were issued to a holding company controlled by Mr. James Stechyson on approval of the Board of Directors.

On February 28, 2018, 500 shares were issued to Dr. Michael Cowpland on approval of the Board of Directors.

On November 22, 2018, 11,000 shares were issued to Dr. Michael Cowpland on approval of the Board of Directors.

On November 22, 2018, 5,000 shares were issued to a holding company controlled by Mr. James Stechyson on approval of the Board of Directors.

VOTING RIGHTS

Major shareholders of the Company do not hold any special voting rights.

LOCATION OF STOCK HOLDINGS

At June 30, 2021, 6,496,343 (80%) of ZIM’s common shares are held outside of the United States. The number of shareholders of record is 660. The number of shareholders of record within the United States is 532.

CONTROL

The Company is not owned or controlled directly or indirectly by another corporation, foreign government or by any other natural of legal person(s) severally or jointly.

B.         Related Party Transactions

A director of the Company is a director and principal owner of a company that provides computing and hosting services to ZIM. During the fiscal year ending March 31, 2021, the Company paid $30,995 for these services (March 31, 2020 - $52,660, March 31, 2019 - $59,829). At March 31, 2021, included in accounts payable is $1,760 connected to these services as compared to $5,683 at March 31, 2020. From April 1, 2021 to May 31, 2021, the Company paid $5,022 for these services.

An officer of the Company is the principal owner of a company that provides finance, accounting and bookkeeping services to ZIM. During the fiscal year ending March 31, 2021 the Company paid $3,597 for these services (March 31, 2020 - $17,778, March 31, 2019 - $12,821). At March 31, 2021, included in accounts payable is $NIL connected to these services as compared to $1,919 at March 31, 2020. From April 1, 2021 to May 31, 2021, the Company paid $NIL for these services.

On June 5, 2020, ZIM Corporation announced the sale of its database technology business as part of management’s plan to focus the business on its biomedical subsidiary NuvoBio. The database assets include all of the Software, Consulting and Maintenance segment and have been purchased by former members of Zim Corporation’s staff and will operate under the name Zim Databases Canada Inc. The purchase price of $95,424 ($120,000 Canadian dollars) is to be paid in 5 payments over a 5-year period on the anniversary date of the agreement. The effective date of the transaction was April 1, 2020.

ITEM 8. FINANCIAL INFORMATION

A.	Consolidated Statements and Other Financial Information

Refer to Item 18 for Consolidated Financial Statements

B.	Significant Changes

On June 5, 2020, ZIM Corporation announced the sale of its database technology business as part of management’s plan to focus the business on its biomedical subsidiary NuvoBio. The database assets include all of the Software, Consulting and Maintenance segment and have been purchased by members of Zim Corporation’s staff and will operate under the name Zim Databases Canada Inc. The purchase price of $95,424 ($120,000 Canadian dollars) is to be paid in 5 payments over a 5-year period on the anniversary date of the agreement. The effective date of the transaction was April 1, 2020.

ITEM 9.	THE OFFER AND LISTING

OFFER AND LISTING DETAILS

"Bid" and "asked" offers for our common shares are quoted on the Over-the-Counter Bulletin Board ("OTCBB"). Our common shares have been quoted on the OTCBB under the symbol "ZIMCF" since October 16, 2003.

Our common shares are thinly traded and, accordingly, reported sale prices may not represent a true market-based valuation of our common shares.

We have not paid any dividends on our common shares and we intend to retain all earnings for use in our operations and to finance the development and the expansion of our business. We do not anticipate paying any dividends on the common shares in the foreseeable future. The payment of dividends is within the discretion of our Board of Directors. Any future decision with respect to dividends will depend on future earnings, future capital needs and our operating and financial condition, among other factors.

RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 10.	ADDITIONAL INFORMATION

A.	SHARE CAPITAL

Not Applicable.

B.	MEMORANDUM AND ARTICLES OF ASSOCIATION

ZIM was incorporated under the federal laws of Canada on October 17, 2002, in order to purchase ZIM Technologies International Inc. ("ZIM Technologies"), which was formed in 1997 to acquire the software technology now called the ZIM Integrated Development Environment (the "ZIM IDE software"). On February 10, 2004, ZIM purchased UK-based SMS service firms EPL Communications Limited and E-Promotions Limited (together referred to as "EPL"). During the year ended March 31, 2006, EPL was dissolved and all operations were transferred to ZIM Corporation in Canada. ZIM is also the sole shareholder of ZIM Technologies do Brazil Ltda., a company incorporated in Brazil that distributes the ZIM IDE Software, and PCI Merge, Inc., a Florida based holding company with no operations. Until March 31, 2004, ZIM was the sole shareholder of ZIM Technologies, a Canadian federal corporation and the chief operating company of the ZIM group of companies. On April 1, 2004, ZIM Corporation and ZIM Technologies amalgamated into ZIM Corporation. On April 1, 2006, ZIM purchased a US-based mobile content company called Advanced Internet Inc. (“AIS”). In 2011 ZIM acquired the technology assets of Torch Technologies and began offering an advanced portfolio of migration services and management products that strengthen and complement ZIM’s enterprise database products.

Other Provisions of Articles and By-laws

There are no provisions in the Articles or By-laws:

·	Delaying or prohibiting a change in control of the Company that operate only with respect to a merger, acquisition or corporate restructuring;
·	Discriminating against any existing or prospective holder of shares as a result of such shareholder owning a substantial number of shares;
·	Requiring disclosure of share ownership; or
·	Governing changes in capital, where such provisions are more stringent than those required by law.

Share Capital

The Company is authorized to issue an unlimited number of common shares and an unlimited number of Special Shares which shall have the following rights, privileges, restrictions and conditions:

COMMON SHARES

      The common shares have attached thereto the following rights, privileges, restrictions and conditions:

1.     Voting

      The holders of the common shares are entitled to receive notice of and to attend and shall be entitled to one (1) vote at any meeting of the shareholders of the Company for each Common Share held.

2.     Dividends

      The holders of the common shares are entitled to receive dividends as and when the directors shall in their discretion declare dividends on the Common Shares and pay the same.

3.     Dissolution

      The holders of the common shares are entitled to receive the remaining property of the Company in the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs.

SPECIAL SHARES

      The Special Shares have attached thereto the following rights, privileges, restrictions and conditions:

1.     Voting Rights

      Except as may be required by applicable law, the holders of the Special Shares are not entitled to notice of or to attend or vote at any meeting of the shareholders of the Company.

      Notwithstanding the provisions of the Act and any other provision contained herein, the holders of the Special Shares shall not be entitled to vote separately as a class upon a proposal to amend these Articles to:

(a) increase or decrease any maximum number of authorized Special Shares, or increase any maximum number of authorized shares of a class of shares having rights or privileges equal or superior to the Special Shares; or

(b) effect an exchange, reclassification or cancellation of the Special Shares; or

(c) create a new class of shares equal or superior to the Special Shares.

2.     Dividends

      Subject to the rights of the holders of any shares ranking prior to the Special Shares or the common shares, the holders of the Special Shares are entitled to receive, pro rata with the holders of the common shares, such dividends as may be declared by the board of directors of the Company, out of funds legally available therefor; the holder of any Special Shares on the record date for any dividend payable on such share will be entitled to such dividend, notwithstanding that such share is converted into a common share as described below after such record date and before the payment date of such dividend. Dividends shall not be paid or declared or set aside for payment on the Special Shares unless dividends in an equal amount per common share are paid or set aside for payment at the same time on the common shares.

3.     Rights on Dissolution

      In the event of the liquidation, dissolution or winding-up of the Company, the holders of the Special Shares are entitled to receive on a pro rata basis and on a share-for-share basis with the holders of the common shares, all of the assets of the Company remaining after payment of all of the Company’s liabilities, subject to the preferential rights of any shares ranking prior to the Special Shares.

4.     Conversion Rights

      Any holder of Special Shares is entitled, at any time on written notice to the Company, to have any or all of the Special Shares held by him or it converted into common shares on the basis (the “Special Conversion Basis”) of one common share for each Special Share which such holder may desire to convert.

      No fractional common shares will be issued upon the conversion of the Special Shares and no payment shall be made to the holders of Special Shares in lieu thereof.

5.     Adjustment Rights

      In the event of the Special Shares or common shares being at any time subdivided, consolidated, converted or exchanged for a greater or lesser number of shares of the same or another class, appropriate adjustments will be made in the rights and conditions attaching to the Special Shares and the common shares, respectively, so as to preserve in all respects the benefits conferred on the holders of each such class. No such adjustment will be required to be made unless the cumulative effect of such adjustment or adjustments would change the number of common shares issuable upon the conversion of the Special Shares by at least one-hundredth of a share, provided that such adjustment not so made shall be carried forward and taken into account at any subsequent adjustment.

      In the event of any reclassification of common shares, any amalgamation, merger or other consolidation of the Company with another entity, or the transfer of all or substantially all of the Company’s assets, the holders of the Special Shares will be entitled to receive such securities or other property as if on the effective date of such event they were registered holders of the number of common shares which such holders of Special Shares were entitled to receive upon the conversion of their Special Shares. No such adjustment shall be made if the holders of the Special Shares are entitled to participate in any such event on the same terms, as though they had converted their Special Shares prior to the occurrence of such event.

6.     General Rights and Attributes

      Except as specifically referred to above, each Special Share and each common share shall have the same rights and attributes and not have any priority over the other.

Powers and Duties of Directors

The Board of Directors shall manage or supervise the management of our affairs and business and shall have authority to exercise all such powers as are not, by the Company Act, Articles or By-laws, required to be exercised by the shareholders in a general meeting or prohibited by law.

A majority of the directors shall be resident Canadians and, if any of the issued securities of the Company are or were a part of a distribution to the public, at least two of the directors shall not be officers or employees of the Company or any affiliate of the Company. No director shall be required to hold shares issued by the Company, unless the articles otherwise provide. In exercising his powers and discharging his duties each director must (a) act honestly and in good faith with a view to the best interests of the Company and (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

 Directors serve for three (3) years, until each third annual meeting of shareholders.  In general, a Director who is, in any way, directly or indirectly interested in an existing or proposed contract or transaction with us whereby a duty or interest might be created to conflict with his duty or interest as a director, shall declare the nature and extent of his interest in such contract or transaction or the conflict or potential conflict with his duty and interest as a director.  Such a Director shall not vote in respect of any such contract or transaction with us if the Chairman disqualifies him.  If he votes, his vote shall not be counted, but he shall be counted in the quorum present at the meeting at which such a vote is taken.  The shareholders at the general meeting shall determine the remuneration of the Directors.  However, notwithstanding the foregoing, Directors shall be paid all expenses incurred in attending meetings or conducting business on our behalf.

Shareholders

An Annual General Meeting of Shareholders must be held once in every year at such time and place as may be determined by the Directors.  Notice of the meeting must be given not less than twenty-one (21) nor more than fifty (50) days prior to the meeting.  A quorum at an Annual General Meeting and Special Meeting shall be such person or number of persons present, in person or by proxy, holding or representing a majority of the total number of issued shares of the Company carrying voting rights for such meeting.

In accordance with our By-laws, Directors are elected by an “ordinary resolution” which means (a) a resolution passed by our shareholders in a General Meeting by a simple majority of the votes cast in person or by proxy, or (b) a resolution that has been submitted to our shareholders who would have been entitled to vote on it in person or by proxy at our general meeting and that has been consented to in writing by all of our shareholders entitled to vote on it.

For further details refer to the following exhibits to this Annual Report on Form 20-F:

1.1	Articles of Incorporation of the Registrant (Incorporated by reference to the Registrant's Registration Statement on Form S-4 filed on November 1, 2002 (No. 333-100920))
1.2	By-Laws of the Registrant (Incorporated by reference to the Registrant's Registration Statement on Form S-4 filed on November 1, 2002 (No. 333-100920))

C. MATERIAL CONTRACTS

None.

D. EXCHANGE CONTROLS

As of the date hereof, there are no governmental laws, decrees or regulations in Canada on the export or import of capital, or which impose foreign exchange controls or affect the remittance of interest, dividends or other payments to non-resident holders of our common stock, except as described under ITEM 10E “Taxation”.

Except as provided in the Investment Canada Act, which has provisions that restrict the holding of voting shares by non-Canadians, there are no limitations specific to the rights of non-Canadians to hold or vote the Company’s common shares under the laws of Canada or Ontario, or in its charter documents. The following summarizes the principal features of the Investment Canada Act for non-Canadian residents proposing to acquire the Company’s common shares.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal advice to any holder or prospective holder of the Company’s common shares, and no opinion or representation to any holder or prospective holder of our common shares is hereby made. Accordingly, holders and prospective holders of the Company’s common shares should consult with their own legal advisors with respect to the consequences of purchasing and owning the Company’s common shares.

The Investment Canada Act governs the acquisition of Canadian businesses by non-Canadians. Under the Investment Canada Act, non-Canadian persons or entities acquiring “control” (as defined in the Investment Canada Act) of a corporation carrying on business in Canada are required to either notify, or file an application for review with, Industry Canada, subject to certain statutory exemptions. The relevant Minister may review any transaction which constitutes an acquisition of control of a Canadian business, where the book value of the assets acquired exceeds certain thresholds (which are higher for investors from members of the World Trade Organization, including United States residents, or World Trade Organization member-controlled companies) or where the activity of the business is related to Canada’s cultural heritage or national identity, or where the investment could be injurious to Canada’s national security. For acquisitions of control of a business which do not involve a business related to Canada’s cultural heritage or national identity or present national security issues, no change of voting control will be deemed to have occurred, for purposes of the Investment Canada Act, if less than one-third of the voting control of a Canadian corporation is acquired by an investor. Different rules apply to acquisitions of control of businesses related to Canada’s cultural heritage or national identity, or present national security concerns.

If an investment is reviewable under the Investment Canada Act, an application for review in the form prescribed is normally required to be filed with Industry Canada prior to the investment taking place, and the investment may not be implemented until the review has been completed and the Minister responsible for the Investment Canada Act is satisfied that the investment is likely to be of net benefit to Canada. If the Minister is not satisfied that the investment is likely to be of net benefit to Canada, the non-Canadian applicant must not implement the investment, or if the investment has been implemented, may be required to divest itself of control of the Canadian business that is the subject of the investment. Different rules apply if the Minister determines that the investment may be injurious to Canada’s national security.

Certain transactions relating to ZIM’s common stock would be exempt from the Investment Canada Act, if they are not found to be potentially injurious to Canada’s national security by the Minister responsible for the Investment Canada Act, including:

·	The acquisition of the Company’s common stock by a person in the ordinary course of that person’s business as a trader or dealer in securities;
·	The acquisition of control of the Company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions of the Investment Canada Act; and the acquisition of control of the Company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of the Company, through ownership of our common stock, remains unchanged.

These exemptions do not apply to an acquisition of control of a Canadian business that is deemed to be potentially injurious to Canada’s national security.

E. TAXATION

Certain United States Federal Income Tax Consequences

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares of the Company.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of common shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended, or the Canada-U.S. Tax Convention, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of common shares that is for U.S. federal income tax purposes:

·	an individual who is a citizen or resident of the U.S.;
·	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;
·	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
·	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of common shares that is not a U.S. Holder. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of common shares. Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership, and disposition of common shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold common shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) U.S. Holders that own or have owned (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”); (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold common shares in connection with carrying on a business in Canada; (d) persons whose common shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common shares.

If an entity or arrangement that is classified as a partnership (or “pass-through” entity) for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners (or owners). This summary does not address the tax consequences to any such partnership or partner. Partners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of common shares.

Passive Foreign Investment Company Rules

If the Company were to constitute a “passive foreign investment company” under the meaning of Section 1297 of the Code, or a PFIC, as defined below, for any year during a U.S. Holder’s holding period, then certain different and potentially adverse rules will affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of common shares. In addition, in any year in which the Company is classified as a PFIC, such holder may be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

PFIC Status of the Company

The Company generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of the Company is passive income (the “income test”) or (b) 50% or more of the value of the Company’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from certain “related persons” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

In addition, under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of the stock of any subsidiary of the Company that is also a PFIC, or a Subsidiary PFIC, and will be subject to U.S. federal income tax on their proportionate share of (a) a distribution on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC.

The Company believes that it was classified as a PFIC during the tax year ended March 31, 2021 and may be a PFIC in future tax years. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or a Subsidiary PFIC) concerning its PFIC status. Each U.S. Holder should consult its own tax advisor regarding the PFIC status of the Company and any Subsidiary PFIC.

Default PFIC Rules Under Section 1291 of the Code

If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of common shares will depend on whether such U.S. Holder makes an election to treat the Company and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code, or a QEF Election, or a mark-to-market election under Section 1296 of the Code, or a Mark-to-Market Election. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of common shares and (b) any excess distribution received on our common shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for our common shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of common shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on common shares, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective common shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds common shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent tax years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above), but not loss, as if such common shares were sold on the last day of the last tax year for which the Company was a PFIC.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which its holding period of its common shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its common shares. A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to the Company generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in our common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for our common shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder’s holding period for our common shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder also makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares were sold for their fair market value on the day the QEF Election is effective.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

U.S. Holders should be aware that there can be no assurance that the Company will satisfy record keeping requirements that apply to a QEF, or that the Company will supply U.S. Holders with information that such U.S. Holders require to report under the QEF rules, in event that the Company is a PFIC and a U.S. Holder wishes to make a QEF Election. Thus, U.S. Holders may not be able to make a QEF Election with respect to their common shares. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the common shares are marketable stock. Our common shares generally will be “marketable stock” if our common shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

A U.S. Holder that makes a Mark-to-Market Election with respect to its common shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such common shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for our common shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, our common shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of our common shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in such common shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in our common shares, over (b) the fair market value of such common shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in our common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless our common shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to our common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with their own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares.

Ownership and Disposition of Common Shares

The following discussion is subject to the rules described above under the heading “Passive Foreign Investment Company Rules.”

Distributions on Common Shares

Subject to the PFIC rules discussed above, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to an Offered Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if the Company is a PFIC. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in our common shares and thereafter as gain from the sale or exchange of such common shares. (See “Sale or Other Taxable Disposition of common shares” below). However, the Company may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to our common shares will constitute ordinary dividend income. Dividends received on common shares generally will not be eligible for the “dividends received deduction”. Subject to applicable limitations and provided the Company is eligible for the benefits of the Canada-U.S. Tax Convention, dividends paid by the Company to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

Subject to the PFIC rules discussed above, upon the sale or other taxable disposition of common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received and such U.S. Holder's tax basis in such common shares sold or otherwise disposed of. Subject to the PFIC rules discussed above, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, our common shares have been held for more than one year.

Preferential tax rates apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Additional Tax on Passive Income

Individuals, estates and certain trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from disposition of property (other than property held in certain trades or businesses). U.S. Holders should consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of common shares.

F.        DIVIDENDS AND PAYING AGENTS

Not Applicable.

G.        STATEMENT BY EXPERTS

Not Applicable.

H.       DOCUMENTS ON DISPLAY

The documents referred to in this Form 20-F may be viewed at the Company’s office located at 150 Isabella Street, Suite 150, Ottawa, Ontario, Canada, K1S 1V7 during normal business hours.

I.	SUBSIDIARY INFORMATION

Not Applicable.

ITEM 11.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

FOREIGN EXCHANGE RISK

Foreign exchange risk as at March 31, 2021 consists of cash and receivables being in the Company’s functional currency of Canadian dollars while reporting is in United States dollars.

In years previous to fiscal year 2021, the Company operated internationally, giving rise to significant exposure to market risks from changes in foreign exchange rates. The Company’s financial assets are in the form of cash and cash equivalents held at institutions with high quality credit ratings, accounts receivable and investments. The Company was previously exposed to exchange risk due to the timing of the movement of funds between subsidiaries and the parent company related to the transfer pricing agreement and the pricing of contracts in non-functional currencies. Financial instruments denominated in foreign currencies that led to foreign exchange risk when funds where moved include:

Cash and cash equivalents includes the following amounts in their source currency:

	March 31, 2021	March 31, 2020
Canadian dollars	263,927	266,005
U.S. dollars	3,449	6,638
Brazilian reals	—	1,223,708

Accounts receivable include the following amounts receivable in their source currency:

	March 31, 2021	March 31, 2020
Canadian dollars	150,965	17,349
Brazilian reals	—	68,975

Accounts payable include the following amounts payable in their source currency:

	March 31, 2021	March 31, 2020
Canadian dollars	7,901	19,085
Brazilian reals	—	772

Accrued liabilities and lease liabilities include the following accruals in their source currency:

	March 31, 2021	March 31, 2020
Canadian dollars	29,642	32,012
Brazilian reals	—	19,439

The Company does not use derivative financial instruments to reduce its foreign exchange risk exposure. The Company does not have any significant assets of liabilities denominated in foreign currencies. All significant assets and liabilities are denominated in the Company’s functional currency of Canadian dollars. and has no foreign exchange exposure.

CREDIT RISK

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments. Credit exposure is minimized by dealing with only creditworthy counterparties in accordance with established credit approval policies.

Concentration of credit risk in accounts receivable is indicated below by the percentage of the total balance receivable from customers in the specified geographic area:

	March 31, 2021	March 31, 2020
Canada	100%	48%
North America, excluding Canada	-%	-%
South America	-%	52%
	100%	100%

FAIR VALUE

The carrying values of accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the relatively short periods to maturity of the instruments.

KEY PERSONNEL RISK

If we lose the services of any key personnel, in particular Dr. Michael Cowpland, our President and Chief Executive Officer, and Mr. James Stechyson, our Chairman, the loss could significantly impede the achievement of our research and development objectives and delay our product development programs and commercialization of our product candidates.  We do not currently have any key man life insurance policies.

ITEM 12.	DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Not applicable.

PART TWO

ITEM 13.	DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

Not applicable.

ITEM 14.	MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

Not applicable.

ITEM 15.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We are required to maintain disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that are designed to ensure that information that we are required to disclose in the reports we file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, as ours are designed to do.

Our management, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2021.  Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective due to the material weaknesses in our internal control over financial reporting described below related to our financial reporting processes and information technology security protocols.

Management’s Annual Report on Internal Control over Financial Reporting

ZIM’s management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act.

Based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework, as previously stated in this annual report, our management concluded that our internal control over financial reporting was not effective as of March 31, 2021, due to the existence of certain significant deficiencies which constituted a material weakness, as described in greater detail below. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement in our consolidated financial statements will not be prevented or detected on a timely basis.

Our principal deficiency was inadequate staffing and supervision that could lead to the untimely identification and resolution of accounting and disclosure matters. Other significant deficiencies that contributed to the material weakness were:

·	Inadequate segregation of duties and cross training; and
·	Continued reliance on manual systems to account for revenue and expenses.

Changes in Internal Control over Financial Reporting

We are taking steps to make the necessary improvements to remedy these deficiencies. We have implemented certain remedial measures and are in the process of designing and implementing additional measures to remedy the material weakness. These include addressing our inadequate staffing and supervision by reduction of workload through process optimization and documentation.

We intend to continue to improve our internal controls; however, our small size and financial resources continue to prevent us from being able to employ sufficient resources to enable us to have adequate segregation of duties within our internal control system.  Management is required to apply its judgment in evaluating the cost-benefit.

Attestation Report of the Registered Public Accounting Firm

Because the Company is a “non-accelerated filer”, this Annual Report on Form 20-F is not required to include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting.

ITEM 16A.	AUDIT COMMITTEE FINANCIAL EXPERT

Our Board of Directors has determined that we have a least one audit committee financial expert serving on the audit committee. Mr. Donald Gibbs, a member of the audit committee, is an audit committee financial expert and “independent” as that term is defined in the NASDAQ Listing Rules.

ITEM 16B.	CODE OF ETHICS

Our Board of Directors has adopted a code of conduct and ethics that applies to our directors, officers, employees and agents, including certain provisions that specifically apply to our Chief Executive Officer, Chief Financial Officer, Comptroller, Vice Presidents and any other persons who perform similar functions for us. Our code of business conduct and ethics is posted on our website at www.ZIM.biz.

ITEM 16C.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

During the most recent two fiscal year ends, we were billed for audit, audit-related, tax and other services provided by Independent Registered Public Accounting Firm, MNP LLP, as follows:

	Year ended March 31, 2021	Year ended March 31, 2020
Audit fees	52,911	56,189
Tax fees	9,372	4,303
Total	62,283	60,492

Audit Fees. Audit fees were for professional services rendered for the audits of ZIM’s consolidated financial statements and services that generally only the independent auditor can reasonably provide, such as comfort letters, consents and assistance and review of documents filed with the Securities and Exchange Commission.

Tax Fees. Tax fees were for tax compliance, tax advice and tax planning. These services included the preparation of the Canadian and subsidiaries’ income tax returns in the respective jurisdictions, assistance with questions regarding tax audits from the various taxation authorities in Canada and tax planning relating to common forms of domestic and international taxation (i.e., income tax, capital tax and excise tax).

All audit and tax fees are estimated by the Independent Registered Public Accounting Firm and approved by the audit committee before they are performed. There were no significant differences between the approved estimates and final fees for fiscal years 2020 and 2021.

The audit committee's policy is to pre-approve all audit and permissible non-audit services provided by the Independent Registered Public Accounting Firm. These services may include audit services, audit-related services, tax services and other services. The policy prohibits retention of the Independent Registered Public Accounting Firm to perform the prohibited non-audit functions defined in section 201 of the Sarbanes-Oxley Act of 2002 or the rules of the SEC, and also considers whether proposed services are compatible with the independence of the public auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Independent Registered Public Accounting Firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this pre-approval and the fees for the services performed to date.

ITEM 16D.	EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES

Not Applicable.

ITEM 16E.	PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS

None.

ITEM 16F.	CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

None

ITEM 16G.	CORPORATE GOVERNANCE

Not applicable.

PART THREE

ITEM 17.	FINANCIAL STATEMENTS

We have elected to provide consolidated financial statements prepared under United States generally accepted accounting principles, which appear in Item 18.

ITEM 18.	FINANCIAL STATEMENTS

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of ZIM Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of ZIM Corporation (the Company) as of March 31, 2021 and 2020, and the related consolidated statements of income (loss) and comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2021 and 2020, and the results of its consolidated operations and its consolidated cash flows for each of the years in the three-year period ended March 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit as at March 31, 2021 and has a history of operating losses which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. This matter is also described in the “Critical Audit Matters” section of our report.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgements. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Critical Audit Matter Description	Audit Response

Going Concern

Refer to Note 2 to the consolidated financial statements.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a history of losses and negative cash flows from operating activities, and as at March 31, 2021, the Company had an accumulated deficit of $21,279,678. In addition to the losses, the Company has discontinued its operations which have historically generated revenue and no substantial cash inflows are expected in the next 12 months. This matter is also described in the Material Uncertainty Related to Going Concern” section of our report.

We identified management’s judgements and assumptions used to assess the Company’s ability to continue as a going concern as a critical audit matter due to inherent complexities and uncertainties related to the Company’s cash flow forecasts. Auditing these judgements and assumptions involved especially challenging auditor judgement due to the nature and extent of audit evidence and effort required to address these matters.

We responded to this matter by performing procedures which included, but were not restricted to, the following:

·       We obtained and tested the Company’s forecasted future cash flows by testing the completeness and accuracy of the underlying data used by tracing the balances to the current year’s recurring operating expenses related to continuing operations and by assessing the terms of current year agreements that will be extended to the following period;

·       We evaluated the estimates and assumptions by developing an understanding of the nature of each critical assumption and estimate and then assessed their sensitivity to reasonably possible changes, including notably, the probability of management being able to access funding by assessing the company’s history in obtaining financing; and

·       We assessed the adequacy of the disclosures related to the application of the going concern assumption.

Recoverability of Long-term Accounts Receivable

Refer to Note 5 and Note 6 to the consolidated financial statements.

During the year ended March 31, 2021, the Company sold one of its operating segments to ZIM Databases Canada (“ZDC”). The sale of the segment generated a gain on disposal of $223,549. The agreement with ZDC generated a receivable from the ZDC totaling $120,000 Canadian dollars, of which a substantial portion is due over the long-term.

We identified the recoverability of the long-term receivable as a critical audit matter due to portions of the amounts due by ZDC becoming overdue as at March 31, 2021, which raised significant doubt about whether ZDC will have the ability to pay the current and future amounts due in relation to the sale agreement.

We responded to this matter by performing procedures over the gain on disposal of the operating segment and the related amounts receivable from ZDC. Our audit work in relation to this included, but was not restricted to, the following:

·       We obtained from management and reviewed the purchase and sale agreement and any related agreements;

·       We obtained management’s memorandum analyzing the accounting for the disposal of the operating segment, assessed the appropriateness of the accounting treatment applied and audited the numbers used in the calculation of the related gain on disposal;

·       We obtained management’s assessment of the credit risk related to the acquirer of the operating segment and applied professional judgement to evaluate and conclude whether the discount rate used by management appropriately reflected the credit risk of the acquirer;

·       We discussed with representatives of ZDC the amounts recorded by the Company as receivable in order to confirm those representatives agreed with those amounts;

·       We obtained supporting documentation and agreements supporting a subsequent payment plan agreed to between ZDC and the Company relating to the payment of the outstanding balances and verified payment, subsequent to year end, of amounts received in accordance with such payment plan;

·       We applied professional judgement to evaluate the reasonability of management’s assertion that ZDC is expected to have the ability to pay the amounts receivable in future periods, and their conclusion that no impairment of the amounts receivable was required as of March 31, 2021.

Chartered Professional Accountants, Licensed Public Accountants

We have served as the Company’s auditor since 2015.

Ottawa, Canada

August 4, 2021

ZIM Corporation and Subsidiaries Consolidated Balance Sheets
(Expressed in U.S. dollars)

	March 31, 2021	March 31, 2020
ASSETS	$	$
Current assets
Cash and cash equivalents	213,324	184,675
Accounts receivable	57,030	4,507
Investment tax credits receivable	11,928	10,687
Prepaid expenses	37,447	10,573
Current assets of discontinued operations	—	433,327
	319,729	643,769

Investments	756,787	670,821
Long term receivables	63,016	—
Right of use assets	16,255	772
Equipment, net	4,997	3,961
Noncurrent assets of discontinued operations	—	14,422
	1,160,784	1,333,745
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	6,282	7,186
Accrued liabilities	2,114	7,929
Current lease liability	13,004	833
Current liabilities of discontinued operations	—	89,905
	21,400	99,853

Long-term lease liabilities	3,251	—
	24,651	99,853
Shareholders' equity:
Preferred shares, no par value, non-cumulative
dividend at a rate to be determined by the Board of Directors redeemable for CDN $1 per share. Unlimited authorized shares; NIL issued and outstanding shares at March 31, 2021 and 2020.	—	—
Common shares, no par value,
Unlimited authorized shares; 8,136,348 shares issued and outstanding as at March 31, 2021 and 8,136,348 shares as at March 31, 2020.	19,491,842	19,491,842
Additional paid-in capital	2,966,068	2,966,068
Accumulated deficit	(21,279,678)	(20,631,106)
Accumulated other comprehensive loss	(42,099)	(592,912)
	1,136,133	1,233,892
	1,160,784	1,333,745

Refer to Going Concern Note 2 The accompanying notes are an integral part of these consolidated financial statements.

ZIM Corporation and Subsidiaries

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(Expressed in U.S. Dollars)

	Year ended March 31, 2019	Year ended March 31, 2018	Year ended March 31, 2017
	$	$	$
Revenues	—	—	—
Operating expenses
Selling, general and administrative	50,501	60,249	69,125
Research and development (net)	23,120	8,209	13,717
Total operating expenses	73,621	68,457	82,842
Income (loss) from operations	(73,621)	(68,457)	(82,842)
Other income:
Gain (loss) on disposal of investment	—	220,233	—
Gain on revaluation of investment	—	2,956	604,013
Interest income (expense), net	(167)	12,160	13,956
Total other income	(167)	235,349	617,969
Income (loss) from continuing operations net of income taxes of nil	(73,788)	166,892	535,127
Income (loss) from discontinued operations including gain on disposal of $223,549 in fiscal year 2021	(2,780)	(175,891)	168,389
Net income (loss)	(76,568)	(8,999)	703,516
Other comprehensive income (loss), net of tax	—	—	—
Foreign currency translation adjustment	(21,191)	(141,598)	(72,890)
Comprehensive income (loss)	(97,759)	(150,597)	630,626
Basic and diluted income (loss) per share from continuing operations	(0.009)	0.021	0.066
Basic and diluted income (loss) per share from discontinued operations	(0.000)	(0.022)	0.021
Basic and diluted income (loss) per share	(0.009)	(0.001)	0.087
Weighted average number of shares outstanding – basic and diluted	8,136,348	8,136,348	8,136,348

The accompanying notes are an integral part of these consolidated financial statements.

ZIM Corporation and Subsidiaries

Consolidated Statements of Shareholders’ Equity

(Expressed in U.S. Dollars)

	Number of common shares issued	Common shares	Additional paid-in-capital	Accumulated deficit	Accumulated other comprehensive loss	Total shareholders’ equity
		$	$	$	$	$
Balance as at March 31, 2018	8,136,348	19,491,842	2,962,105	(21,325,620)	(378,424)	749,901
Stock based compensation			1,807			1,807
Net income				703,516		703,516
Foreign currency translation adjustment					(72,890)	(72,890)
Balance as at March 31, 2019	8,136,348	19,491,842	2,963,912	(20,622,106)	(451,314)	1,382,334

	Number of common shares issued	Common shares	Additional paid-in-capital	Accumulated deficit	Accumulated other comprehensive loss	Total shareholders' equity
		$	$	$	$	$
Balance as at March 31, 2019	8,136,348	19,491,842	2,963,912	(20,622,106)	(451,314)	1,382,334
Stock based compensation			2,156			2,156
Net loss				(8,999)		(8,999)
Foreign currency translation adjustment					(141,598)	(141,598)
Balance as at March 31, 2020	8,136,348	19,491,842	2,966,068	(20,631,105)	(592,912)	1,233,894

	Number of common shares issued	Common shares	Additional paid-in-capital	Accumulated deficit	Accumulated other comprehensive loss	Total shareholders' equity
		$	$	$	$	$
Balance as at March 31, 2020	8,136,348	19,491,842	2,966,068	(20,631,105)	(592,912)	1,233,894
Net loss				(76,568)		(76,568)
Accumulated foreign currency translation adjustment reclassified to income (loss) from discontinued operations			—	(572,004)	572,004
Foreign currency translation adjustmet					(21,191)	(21,191)
Balance as at March 31, 2021	8,136,348	19,491,842	2,966,068	(21,279,678)	(42,099)	1,136,135

 The accompanying notes are an integral part of these consolidated financial statements.

ZIM Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Expressed in U.S. dollars)

	Year ended March 31, 2021	Year ended March 31, 2020	Year ended March 31, 2019
	$	$	$
OPERATING ACTIVITIES
Net income (loss)	(76,568)	(8,999)	703,516
Items not involving cash:
Depreciation of equipment	3,109	8,867	10,575
Gain on disposal of investment	—	(220,233)	—
Gain on disposal of discontinued operations	(223,549)	—	—
Gain on revaluation of investment	—	(2,956)	(604,013)
Stock-based compensation	—	2,156	1,807
Changes in operating working capital:
Decrease (increase) in accounts receivable	(27,148)	28,825	(21,168)
Decrease (increase) in investment tax credits	132,397	34,704	(39,984)
Decrease (increase) in other tax credits	—	(5,047)	47,646
Decrease (increase) in prepaid expenses	(4,566)	(3,113)	(2,316)
Increase (decrease) in accounts payable	(32,020)	(22,422)	27,745
Decrease in accrued liabilities	—	7,477	2,446
Decrease in contract liabilities	—	(19,307)	29,620
Cash flows provided by (used in) operating activities	(228,346)	(200,046)	155,874
INVESTING ACTIVITIES
Purchase of equipment	(4,486)	(5,293)	(7,040)
Proceeds from disposal of investment	—	220,233	—
Cash flows provided by (used in) investing activities	(4,486)	214,940	(7,040)
Increase (decrease) in cash and cash equivalents	(232,832)	14,894	148,834
Cash and cash equivalents, beginning of year	429,824	506,524	418,507
Effect of changes in exchange rates on cash and cash equivalents	16,332	(91,594)	(60,817)
Cash and cash equivalents, end of year	213,324	429,824	506,524

The accompanying notes are an integral part of the consolidated financial statements.

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

 1 - NATURE OF OPERATIONS

COMPANY OVERVIEW

ZIM Corporation (“ZIM” or the “Company”) undertook a strategic shift to discontinue all operations related to software products and services for the database and mobile markets and focused all of its resources on developing intellectual property and advancing research and development in the areas of new synthetic drugs and immunotherapies.

In April 2016, ZIM incorporated a wholly owned subsidiary called GeneSpans Corporation to develop intellectual property related to its research. Genespans name was changed to NuvoBio Corporation on August 25, 2016.

In 2017, NuvoBio signed strategic partnerships and exclusive global licensing agreements with leading drug research institutes and companies. The Company is currently funding research and development projects in the following areas:

New peptide-derived inhibitors for therapeutic intervention against various cancer cell lines in the presence or absence of chemotherapeutics to characterize the in vivo effects of promising inhibitors.

In years prior to fiscal year 2020, ZIM was a provider of software products and services for the database and mobile markets. ZIM products and services were used by enterprises in the design, development and management of business, database and mobile applications. ZIM also provided mobile content to the consumer market. These operations were discontinued and disposed of in fiscal year 2021.

2	- GOING CONCERN

These consolidated financial statements have been prepared on a going concern basis in accordance with accounting principles generally accepted in the United States ("US GAAP").The going concern basis of preparation assumes that the Company will continue in operation for the foreseeable future and be able to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company had an operating loss and negative cash flows from operations during the year ended March 31, 2021, the Company has incurred an accumulated deficit of $21,279,678 to date as a result of its history of operating losses and negative cash flows from operations in prior years. This raises substantial doubt about the ability of the Company to continue as a going concern. The ability of the Company to continue as a going concern and to realize the carrying value of its assets and discharge its liabilities and commitments when due is dependent on the Company generating revenue sufficient to fund its cash flow needs. There is no certainty that this and other strategies will be sufficient to permit the Company to continue as a going concern.

Management is currently investigating and evaluating options that may include recapitalization of the Company and pursuing other ventures of a different nature.

The consolidated financial statements do not reflect adjustments that would be necessary if the going concern assumption was not appropriate. If the going concern assumption was not appropriate for these consolidated financial statements, then adjustments could be necessary to the carrying values of the assets and liabilities, the reported revenue and expenses and the classifications used in the consolidated balance sheets. Such adjustments could be material.

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

THE COVID-19 PANDEMIC HAS ADVERSELY IMPACTED, AND POSES RISKS TO, OUR BUSINESS, THE NATURE AND EXTENT OF WHICH ARE HIGHLY UNCERTAIN AND UNPREDICTABLE.

The continued global spread of COVID-19 has led to disruption and volatility in the global capital markets, which has increased the cost of, and adversely impacted access to, capital (including the commercial paper markets) and increased economic uncertainty. It is likely that the pandemic will cause an economic slowdown of potentially extended duration, and it is possible that it could cause a global recession.

COVID-19 is adversely affecting, and is expected to continue to adversely affect, certain elements of our business, including as a result of impacts associated with preventive and precautionary measures that we, other businesses, our communities and governments are taking. Due to these impacts and measures, we have experienced and expect to continue to experience delays in our research activities.

In addition to existing travel restrictions, jurisdictions may continue to close borders, impose prolonged quarantines and further restrict travel and business activity, which could significantly impact our ability to conduct research. Due to the speed with which the COVID-19 situation is developing, the global breadth of its spread and the range of governmental and community reactions thereto, there is uncertainty around its duration and ultimate impact; therefore, any negative impact on our overall financial and operating results (including without limitation our liquidity) cannot be reasonably estimated at this time, but the pandemic could lead to extended disruption of economic activity and the impact on our financial and operating results could be material.

Negative economic conditions may also cause debtors to delay and withhold payments to ZIM as a follow through of the negative economic conditions they are experiencing due to COVOV-19. The extent to which COVID-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

3 - SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

PRINCIPLES OF CONSOLIDATION

These consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. The results of operations for acquisitions are included in these consolidated financial statements from the date of acquisition. Inter-company transactions and balances are eliminated upon consolidation.

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

USE OF ESTIMATES

The preparation of consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenue and expenses during the period. Estimates have been made by management in several areas, including, but not limited to, the realizability of accounts receivable, the valuation allowance associated with deferred income tax assets, investment tax credits, the calculations supporting the revaluation of investments, expected useful life of equipment and the fair value calculation with respect to the stock options. Actual results may differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original term to maturity of three months or less to be cash equivalents.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable are recorded at the invoiced amount net of an allowance for doubtful accounts. The Company determines its allowance for doubtful accounts by considering a number of factors, including the age of the receivable, the financial stability of the customer, discussions that may have occurred with the customer and management's judgment as to the overall collectability of the receivable from that customer. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to selling, general and administration expense in the period of recovery.

REVENUE RECOGNITION

Prior to our strategic shift as stated in Note 1 above, the Company derived revenue from two sources: enterprise software, including maintenance and consulting services and mobile services and applications. Enterprise software involves providing enterprise software for designing, developing and manipulating database systems and applications. Mobile services involve providing SMS applications and services. The Company presents revenues net of sales tax and other related taxes.

ENTERPRISE SOFTWARE REVENUE RECOGNITION

ZIM recorded revenues from the perpetual license of the Company's software products and the sale of related maintenance and consulting. The Company's standard license agreement provided a license to use the Company's products based on the number of licensed users. The Company may have licensed its software in multiple element arrangements if the customer purchased any combination of maintenance, consulting or training services in conjunction with the license.

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

The Company recognized revenue pursuant to the requirements of ASC 606, Revenue from Contracts with Customers. Revenue was recognized using the residual method when evidence of fair value exists for all of the undelivered performance obligations in the arrangement, but does not exist for one or more performance obligations. The Company allocated revenue to each undelivered performance obligation based on its respective fair value determined by the price charged when that performance obligation was sold separately. The Company deferred revenue for the undelivered performance obligations and recognized the residual amount of the arrangement fee, if any. The separate performance obligations of the arrangements were considered to be separate units of accounting.

The following steps are taken to recognize revenue:

1.	Identification of the contract(s) with the customer(s).
2.	Identify the performance obligations in the contract.
3.	Determine the transaction price.
4.	Allocate the transaction price to the performance obligations in the contract.
5.	Recognize revenue when (or as) the Company satisfies the performance obligations.

The Company recognized revenue from software license agreements at the point in time that the related performance obligation was satisfied, which was generally when the software key was delivered. Discounts were allocated among the various performance obligations on a pro-rata basis. If at the outset of an arrangement the Company determined that the arrangement fee was not fixed or determinable, revenue was deferred until the arrangement fee become fixed or determinable.

Collectability was assessed based on the collection history of the client, current economic trends, customer concentrations and customer credit worthiness. Delivery of the software had occurred once the customer had accepted the product or had been provided with permanent keys to the file transfer protocol ("FTP") site. If an arrangement allowed for customer acceptance of the software or services, the Company deferred revenue recognition until the earlier of customer acceptance or when the acceptance right lapses.

MAINTENANCE AND CONSULTING REVENUE RECOGNITION

Maintenance revenues were recognized using a time-based approach equally over the term of the maintenance contract. The liability relating to the received but unearned portion of maintenance revenues was recognized as deferred revenues.

Consulting revenue, which represents services provided on a per diem basis to customers, was recognized as the services were performed as there are no customer acceptance provisions involved in these types of arrangements. Consulting revenue, which represents services provided on a fixed price basis to customers, was recognized upon achieving the related performance obligation.

In general, credit terms of 30 days were extended to customers with a small number of customers receiving longer payment terms based on the long-standing relationship with ZIM.

MOBILE REVENUE RECOGNITION

Aggregation services occur when ZIM sent messages from its content provider customers through mobile operators to end users on their cell phones. In this situation, the Company contracted with its customers that cannot connect directly to the mobile operators and with the third-party mobile operators or other aggregators directly for the transmission of the messages. The performance obligation was to transmit a message. Revenues were recognized in the month in which the performance obligation was satisfied, provided no significant ZIM obligations remained. We worked with aggregators to provide delivery routes and receive statements and billing in real time. We prepaid for message credits and billed customers for message delivery at the end of each month. We purchased service credits from the aggregators and billed our customers directly for the delivery of messages on a monthly basis.

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

RESEARCH AND DEVELOPMENT EXPENSES

Costs related to research, design and development of products and applications are charged to research and development expense as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established, which generally occurs upon completion of a working model, and ending when a product is available for general release to customers. All subsequent costs are expensed as incurred. To date, completing a working model of the Company's products and the general release of the products has substantially coincided. The Company has not capitalized any software development costs since such costs have not been significant.

The Company qualifies for scientific research and experimental development refundable investment tax credits. These credits are recorded as a reduction of research and development expense when it is more likely than not that the credits will be realized. Other non-refundable investment tax credits not utilized in the current year will be used to offset income taxes otherwise payable in future year and will be accounted for as a reduction in income tax expense.

TRANSLATION OF FOREIGN CURRENCIES

The Company's reporting currency is the U.S. dollar and the functional currency is the Canadian dollar for ZIM Corporation and NuvoBio.

Transactions denominated in currencies other than the functional currency of the Company or its subsidiaries are initially measured using the exchange rate in effect on the date of the transaction. At each balance sheet date, monetary assets and liabilities are remeasured into the functional currency using the exchange rate in effect on that date. Any foreign exchange gains or losses resulting from this remeasurement are recognized in the statement of income (loss) and comprehensive income (loss) of the respective entity for that period. For the years ended March 31, 2021, 2020, and 2019, the Company recognized a foreign exchange gain of $923, $1,075, and $7,221 respectively, in the accompanying consolidated statements of income (loss) and comprehensive income (loss) included in the selling, general and administrative expenses.

The translation of the Company's financial statements and those of its subsidiaries from their respective functional currencies to the Company’s reporting currency is performed as follows: all assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Equity transactions and cash flows related to investing and financing activities are translated at the exchange rate in effect at the date of the transaction. Revenues, expenses and cash flows related to operating activities are translated at the weighted average exchange rates for the period. The resulting translation adjustments are included in accumulated other comprehensive income (loss) in shareholders' equity. The translation adjustments did not result in a tax impact.

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards using enacted tax rates and laws in effect in the year in which the differences are expected to reverse. When necessary, a valuation allowance is recorded to reduce the tax assets to an amount for which realization is more likely than not. The effect of changes in tax rates is recognized in the period in which the rate change occurs.

The Company is subject to examination by taxing authorities in the jurisdictions of Canada, Brazil and the United States. Management does not believe that there are any uncertain tax positions that would result in an asset or liability for taxes being recognized in the accompanying consolidated financial statements.

EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share are computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share are calculated giving effect to the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted to such shares at the later of the beginning of the period or the issuance date. The treasury stock method is used to determine the dilutive effect of warrants and stock options. The treasury stock method assumes that proceeds received from the exercise of in-the-money share purchase warrants and stock options are used to repurchase common shares at the average market price during the period.

STOCK OPTIONS AND GRANTS

Compensation cost for all stock-based awards is measured at fair value on the date of grant and recognized as compensation expense over the service period for awards expected to vest. Stock-based awards granted to consultants are measured at fair value on the grant date and compensation expense is recognized on the date at which the consultant's performance is complete which, for the Company, is on the date of grant.

The fair value of stock options is determined using the Black Scholes-Merton option pricing model. The expected dividend yield is based on historical dividend payouts, the expected volatility is based on historical volatilities of company stock (management believes that the historical volatility is an appropriate measure of expected volatility) for a period approximating the expected life; the risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option; and the expected life represents the period of time the options are expected to be outstanding and is based on historical trends. The weighted average assumptions used in the computations are as follows:

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

	Year ended March 31, 2021	Year ended March 31, 2020	Year ended March 31, 2018

Risk-free interest rates	N/A	1.49%	2.52%
Expected volatility	N/A	284%	120%
Dividend yield	N/A	—	—
Expected life of options (years)	N/A	3.0	3.0

EQUIPMENT

Equipment is recorded at cost net of depreciation and any impairment losses. Depreciation is provided over the estimated useful lives of the underlying assets using the following methods and rates:

Computer equipment	40%	Declining balance
Software	40%	Declining balance
Office furniture and equipment	20%	Declining balance
Voice communications equipment	20%	Declining balance
Leasehold improvements	5 years	Straight line over the lesser of 5 years or the term of the underlying lease

IMPAIRMENT OF EQUIPMENT

Equipment is tested for impairment whenever events or changes in circumstances indicate that the Company may not be able to recover the net book value of its productive assets, If the carrying value of these assets is not recoverable, the assets are deemed impaired and are to be written down to their estimated fair value through a charge to earnings (loss). The guidance states that fair values may be estimated using discounted cash flow analysis or quoted market prices, together with other available information. The Company reviewed its property and equipment assets for impairment to determine if there were events or changes in circumstances that would indicate that the carrying amount of the assets may not be recoverable through undiscounted future cash flows. It was determined that no impairment was evident.

INVESTMENTS

ZIM measures the value of its equity investments in privately-held companies, which do not have readily determinable fair values, using the alternative measurement basis permitted under Accounting Standards Update (“ASU”) 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. Under this alternative measurement basis, equity investments in privately-held companies without readily determinable fair values are measured at cost, less any impairments, plus or minus any adjustments resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer. In the absence of observable price changes, the alternative measurement basis of cost less any impairments is used as a valuation methodology.

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

ADOPTED ACCOUNTING PRONOUNCEMENTS

None.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - NOT YET ADOPTED

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standards setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company’s management believes that the impact of recently issued standards that are not yet effective will not have any significant impact on the consolidated financial statements upon adoption.

In June 2016, FASB issued Accounting Standards Update (ASU) 2016-13, Financial Instruments—Credit Losses (Topic 326). This ASU represents a significant change in the Accounting for Credit Losses (“ACL”) accounting model by requiring immediate recognition of management’s estimates of current expected credit losses (CECL). Under the prior model, losses were recognized only as they were incurred, which FASB has noted delayed recognition of expected losses that might not yet have met the threshold of being probable. The new standard effective date for Smaller Reporting Companies is fiscal years beginning after December 15, 2022. Early adoption is permitted. We are currently evaluating the impact ASU 2016-13 will have on the Company’s consolidated financial statements.

4 - ACCOUNTING FOR UNCERTAIN TAX POSITIONS

The Company recognizes any interest accrued related to unrecognized tax benefits in interest and penalties in income tax benefit in the consolidated statement of loss and comprehensive loss.

5 – DISCONTINUED OPERATIONS

In April 2020, ZIM sold all of its assets related to the database and software business with an effective date of April 1, 2020. The business was sold for cash consideration of $120,000 Canadian dollars to be paid in five equal installments over 5 years. The fair value of these payments is estimated at $78,924 US dollars. ZIM recognized a net gain on the sale of these assets in the amount $223,549. The net gain is a combination of a loss on the sale of $348,455 netted against a currency translation reversal of $572,004. This business had definable revenues and expenses and has been accounted for as a discontinued operations as per ASU 2014-08.

At December 31, 2020, ZIM ceased all operations related to the SMS messaging business due to low profit margins and uncertainty in the future of the business. This business had definable revenues and expenses and has been accounted for as a discontinued operations as per ASU 2014-08.

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

Revenue and expenses related to all discontinued operations are detailed in the table below in US dollars:

	Year ended March 31, 2021	Year ended March 31, 2020	Year ended March 31, 2019
	$	$	$
Revenues
Mobile	45,248	68,700	122,637
Software	—	24,768	117,533
Software maintenance and consulting	—	254,039	459,878
Total revenue from discontinued operations	45,248	347,507	700,048

Operating expenses
Cost of revenue	32,122	19,228	20,588
Selling, general and administrative	238,401	446,311	452,669
Research and development (net)	1,054	57,859	58,402
Total operating expenses from discontinued operations	271,577	523,398	531,659
Results of discontinued operations	(226,329)	(175,791)	168,389
Gain on disposal of database business	223,549	—	—

Income (loss) from discontinued operations	(2,780)	(175,891)	168,389

Assets and liabilities related to all discontinued operations are detailed in the table below in US dollars:

	March 31, 2021	March 31, 2020
ASSETS	$	$
Current assets
Cash and cash equivalents	—	245,148
Accounts receivable	—	21,006
Investment tax credits receivable	—	118,031
Prepaid expenses	—	30,525
Current assets of discontinued operations	—	18,617
	—	433,327

Right of use assets	—	1,159
Equipment, net		13,263
	—	447,749
LIABILITIES
Current liabilities
Accounts payable	—	6,415
Accrued liabilities	—	18,378
Current lease liability	—	1,251
Contract liabilities	—	57,862
	—	83,905

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

Cashflow related to all discontinued operations are detailed in the table below in US dollars:

	Year ended March 31, 2021	Year ended March 31, 2020	Year ended March 31, 2019
	$	$	$
Net income (loss) from discontinued operations	(226,329)	(175,791)	168,389
Depreciation	1,839	4,916	4,928
Decrease (increase) in accounts receivable	21,006	38,625	(21,168)
Decrease (increase) in investment tax credits	118,031	53,174	(39,985)
Decrease in other tax credits	30,525	4,826	47,646
Decrease (increase) in prepaid expenses	18,617	2,278	(2,571)
Increase (decrease) in accounts payable	(6,415)	(20,035)	26,449
Increase (decrease) in accrued liabilities	(18,379)	(1,858)	3,155
Increase (decrease) in contract liabilities	(57,862)	(31,982)	29,620
Cash flows provided by (used in) discontinued operations	(119,057)	(127,006)	216,462

6 - ACCOUNTS RECEIVABLE

	March 31, 2021	March 31, 2020
	$	$
Trade accounts receivable	57,030	31,215
Allowance for doubtful accounts	—	(6,666)
Other		964
	57,030	25,513

7 – INVESTMENTS

All investments are in private companies located within Canada.

Investments and long-term deposits	Investment Date	Value at Investment Date	2021	2020	Available For Sale
HostedBizz	Dec. 31, 2013	1,005	-	-	No
Equispheres Inc.	August 26,2016	112,752	745,500	660,816	No
Spiderwort	August 24, 2019	7,725	11,288	10,006	No
Total		308,849	756,788	670,822

On April 30, 2017, ZIM Corporation made an equity investment in Equispheres Inc. The investment consisted of the purchase of 250,000 common shares at a price of $20,042.

On August 26, 2017, ZIM Corporation made an equity investment in Equispheres Inc. The investment consisted of the purchase of 500,000 common shares at a price of $91,948. Equispheres Inc. is an advanced materials company developing new technologies for the production of metallic particles for use in additive manufacturing.

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

On February 9, 2018 ZIM sold 100,000 shares of HostedBizz to HostedBizz, for cancellation, for gross proceeds of $45,758 United States dollars ($60,000 Canadian dollars).

On August 24, 2019 NuvoBio Corporation made an investment in Spiderwort Inc. The investment consisted of the purchase of a $7,725 U.S. dollar ($10,000 Canadian dollar) convertible promissory note and is accounted for at amortized cost. The note accrues simple interest of 5% per annum.

On October 15, 2019, Spiderwort Inc. completed a qualifying equity financing in an amount greater than $3,000,000 Canadian dollars. NuvoBio automatically converted securities in Spiderwort to Class B voting common shares. The convertible promissory note converted into shares of Spiderwort at a value of $10,006 US dollars. This represents an unrealized gain on this equity investment of $2,956.

8 – EQUIPMENT

March 31, 2021	Cost	Accumulated depreciation	Net book value
	$	$	$

Computer equipment	867,144	867,144	—
Software	84,854	81,183	3,671
Office furniture and equipment	185,018	184,627	391
Voice communications equipment	4,534	4,473	61
Leasehold improvements	127,447	126,573	874
	1,268,998	1,264,000	4,997

March 31, 2020	Cost	Accumulated depreciation	Net book value
	$	$	$

Computer equipment	785,145	778,440	6,705
Software	79,523	74,099	5,424
Office furniture and equipment	167,665	166,082	1,583
Voice communications equipment	4,297	4,128	169
Leasehold improvements	117,004	113,660	3,344
	1,153,634	1,136,409	17,225

Depreciation expense for the year ended March 31, 2021 was $2,964 ($8,867 and $10,575 for the years ended March 31, 2020 and 2019 respectively). These expenses are included in the cost of revenue for discontinued operations, selling, general, and administrative expenses and research and development expenses.

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

9 – LINE OF CREDIT

During fiscal 2021, a working capital line of credit, in the form of overdraft protection, was available at approximately $39,760 (equivalent to $50,000 Canadian, the Company’s functional currency) from the Company’s major financial institution. This credit facility is secured by the Company’s assets. Amounts can be drawn in Canadian funds on this credit facility and bear interest at the prime rate, as published by the Royal Bank of Canada, plus 2.15% (4.60% at March 31, 2021). Amounts can also be drawn in United States of America funds on this credit facility and bear interest at the US Base Rate plus 2.15% (5.90% at March 31, 2021).

In order to maintain the working capital line of credit the Company must maintain a Tangible Net Worth of greater than $150,000 Canadian dollars (equivalent to $119,280 US dollars) and a ratio of current assets to current liabilities greater than 1.10:1. The Company was in compliance with these covenants as at March 31, 2021.

As at March 31, 2021, nothing was drawn down on this line of credit. The line of credit does not have defined expiration or renewal dates.

10 – ACCRUED LIABILITIES

	March 31, 2021	March 31, 2020
	$	$

Employee related accruals	—	23,037
Trade	2,114	3,272
	2,114	26,308

11 – COMMON SHARE ISSUE

The Company did not issue any common shares during the years ended March 31, 2021, March 31, 2020 and March 31, 2019.

On November 12, 2009, the Board of Directors approved a share repurchase plan. Shares may be repurchased by the Company to a maximum of $200 per day and $12,000 per quarter. The repurchase program has no expiration date. As of March 31, 2021, no shares have been repurchased as part of this program.

12 – RELATED PARTY TRANSACTIONS

A director of the Company is a director and principal owner of a company that provides computing and hosting services to ZIM. During the fiscal year ending March 31, 2021, the Company paid $30,995 for these services (March 31, 2020 - $52,660, March 31, 2019- $59,829). At March 31, 2021, included in accounts payable is $1,760 connected to these services as compared to $5,683 at March 31, 2020.

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

An officer of the Company is the principal owner of a company that provides finance, accounting and bookkeeping services to ZIM. During the fiscal year ending March 31, 2021 the Company paid $3,597 for these services (March 31, 2020 - $17,778, March 31, 2019 - $12,821). At March 31, 2021, included in accounts payable is $NIL connected to these services as compared to $1,919 at March 31, 2020.

On June 5, 2020, ZIM Corporation announced the sale of its database technology business as part of management’s plan to focus the business on its biomedical subsidiary NuvoBio. The effective date of the sale was April 1, 2020. The database assets include all of the Software, Consulting and Maintenance segment and have been purchased by previous members of ZIM Corporation’s staff and will operate under the name ZIM Databases Canada Inc. The purchase price of $95,424 ($120,000 Canadian dollars) is to be paid in 5 payments over a 5-year period on the anniversary date of the agreement.

13 - STOCK BASED COMPENSATION

During the years ended March 31, 2020 and March 31, 2019 the Company issued common shares options to employees and non-employees, and as a result, additional paid in capital has been increased by $2,156 and $1,807 respectively.

The increase in additional paid in capital is the value associated with the granting and the vesting of options, which is recorded as compensation expense in the statement of income (loss) and comprehensive income (loss) as a part of selling, general and administrative expense.

Under ZIM’s Employee Stock Option Plan, the Company may grant options to its officers, directors and employees for up to 1,360,000 common shares. As at March 31, 2021, options to purchase 80,500 (March 31, 2020, 161,500) were outstanding under the Employee Stock Option Plan. Stock options are granted with an exercise price equal to the common share’s fair market value at the date of grant. Options are granted periodically, and both the maximum term of an option and the vesting period are set at the Board's discretion. All options granted vested on the day of grant and have a three-year term. The expected life of the grants due to forfeitures and exercise of options is estimated based on recent history and is 3 years.

The Company recognized the following expense relating to stock options and grants:

	Year ended March 31, 2021	Year ended March 31, 2020	Year ended March 31, 2019
	$	$	$
Options compensation expense for employees	—	1,506	268
Options compensation expense for consultants	—	650	1,539
Total expense	—	2,156	1,807

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

All options granted vested on the day of grant resulting in the Company not having any non-vested awards as of March 31, 2021 or March 31, 2020.

A summary of the status of the stock options is as follows:

	March 31, 2021 Number of options outstanding	March 31, 2020 Number of options outstanding	March 31, 2019 Number of options outstanding

Options outstanding, beginning of year	161,500	170,250	204,150
Granted	—	33,750	79,250
Expired	(81,000)	(42,500)	(113,150)
Options outstanding, end of year	80,500	161,500	170,250

All share options outstanding at March 31, 2021 and 2020 are exercisable.

The following table represents a summary of the options outstanding as at March 31, 2021:

	Options outstanding and exercisable
Range of exercise prices	Number outstanding at March 31, 2021	Weighted average remaining contractual life
$		Years
0.000-0.015	27,500	0.39
0.015-0.040	18,000	1.38
0.040-0.080	35,000	0.90
	80,500	0.83

The weighted average grant-date fair value of options granted and vested in fiscal years 2020 and 2019 were $0.0784 and $0.0169 respectively.

As at March 31, 2021 there were 80,500 options in the money with an intrinsic value of $5,236.

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

EMPLOYEE AND NON-EMPLOYEE OPTIONS

During the year ended March 31, 2020, 15,750 options were granted to employees. In the year ended March 31, 2019, 16,750 options were granted to employees.

During the year ended March 31, 2020, 18,000 options were granted to non-employees. In the year ended March 31, 2019, 62,500 options were granted to non-employees.

No options have been granted with exercise prices below the market price on the respective grant dates during the years ended March 31, 2021, March 31, 2020 or March 31, 2019.

14 - INTEREST

	Year ended March 31, 2021	Year ended March 31,2020	Year ended March 31, 2019
	$	$	$

Interest income	524	14,398	16,334
Interest expense	(691)	(2,238)	(2,378)
Total	(167)	12,160	13,956

15 – CONTRACT LIABILITIES

Contract liabilities relate to deferred revenue from maintenance from discontinued operations.

	Years ended
	March 31, 2021	March 31, 2020
	$	$
Balance beginning of the year	57,862	89,844
Aggregate amount of revenue recognized	—	(178,638)
Revenue sold through disposal of business	(57,862)	—
Contract liabilities recognized	—	146,656
Balance, end of year	—	57,862

	March 31, 2021	March 31, 2020
	$	$
Current portion	—	57,862

16 - INCOME TAXES

The Company recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of not being sustained on an audit, based on the technical merits of the position.

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

The Company and its subsidiaries file income tax returns in Canadian and U.S. federal jurisdictions, and various provincial jurisdictions. The Company’s federal income tax returns are generally subject to examination for a period of three years after filing of the respective return in the U.S. and Canada.

Income tax expense varies from the amount that would be computed by applying the basic federal and provincial income tax rates to income (loss) before taxes, as follows:

	Year ended March 31, 2021	Year ended March 31, 2020	Year ended March 31, 2019
Expected Tax Rate	12.20%	12.43%	13.25%

Income (loss) before tax from continuing operations	$(73,788)	$166,892	$535,127
Income (loss) before tax from discontinued operations	(2,780)	(175,891)	168,389
Total income (loss) before tax	(76,568)	(8,999)	703,516

Expected tax (benefit) resulting from income (loss)	(9,341)	(1,118)	83,562
Permanent differences	(15,631)	(10,491)	(39,088)
Change in valuation allowance	44,313	(180,415)	(148,300)
Difference in foreign tax rates	—	(10,650)	(30,102)
Change in tax rates	—	169,750	99,278
Other	(19,340)	32,925	34,650
Income tax expense	$—	$—	$—

The change in valuation allowance for originating temporary differences and losses available for carry forward, is calculated using an expected deferred tax rate of 12.2%, based on the application of the Small Business Deduction. The rate at which such amounts may be realized as disclosed as part of a deferred tax asset and related valuation allowance takes into account the enacted tax rate decreases over the expected period of realization.

Refundable investment tax credits for research and development in Canada of $11,928, $128,718 and $171,204 for the years ended March 31, 2021, March 31, 2020 and March 31, 2019, respectively is netted against research and development expense. The investment tax credits are subject to review and approval by taxation authorities and it is possible that the amounts granted will be different from the amounts recorded by the Company.

Deferred taxes reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. The Company’s deferred tax assets are as follows:

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

	March 31, 2021	March 31, 2020	March 31, 2019
Property and equipment - differences in net book value and unamortized capital cost	$72,721	$64,094	$69,560
Intangible assets - differences in net book value and tax basis	151,116	133,946	156,668
Unused scientific research and experimental development amounts deductible and investment tax credits available for carry forward	792,137	716,111	763,519
Losses available for carry forward	50,150	104,751	132,739
Other	48	2,960	79,789
Gross deferred tax asset	1,006,173	1,021,860	1,202,275
Valuation allowance	(1,006,173)	(1,021,860)	(1,202,275)
Net deferred tax asset	$—	$—	$—

The Company has federal and provincial non-capital losses available to reduce taxable income in Canada, which expire in the following years:

Federal & Provincial

2026	479,499
2027	325,207
2037	143,734
2038	2,450
2039	16,790
2040	1,299
2041	200,230
1,169,210

The Company has capital losses of $260,867, which are available indefinitely to reduce capital gains in future years as of March 31, 2021.

As at March 31, 2021, the Company had accumulated unclaimed federal and provincial scientific research and experimental development deductions of approximately $4,269,004 ($3,858,244 in 2020). This amount can be carried forward indefinitely and can be used to reduce future years’ Canadian taxable income.

The Company has federal scientific research and experimental development credits available to reduce future years' income taxes payable in Canada of $310,049 ($279,505 in 2020), which can be carried forward for a period of twenty years and expire in 2023-2033.

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

17 – INCOME (LOSS) PER SHARE

For the purposes of the income (loss) per share computation, the weighted average number of common shares outstanding has been used.

The following securities are considered "in the money" and could potentially dilute the basic income per share in the future but have not been included in diluted loss income per share because their effect was antidilutive for all periods presented:

	March 31, 2021	March 31, 2020	March 31, 2019

Stock options	80,500	161,500	170,250

Diluted income (loss) per share for the years ended March 31, 2021, 2020 and 2019 is deemed to be identical to basic loss per share as exercise of the options outstanding is antidilutive.

18 - FINANCIAL RISKS

Foreign exchange risk as at March 31, 2021 consists of cash and receivables being in the Company’s functional currency of Canadian dollars while reporting is in United States dollars.

In years previous to fiscal year 2021, the Company operated internationally, giving rise to significant exposure to market risks from changes in foreign exchange rates. The Company’s financial assets are in the form of cash and cash equivalents held at institutions with high quality credit ratings, accounts receivable and investments. The Company was previously exposed to exchange risk due to the timing of the movement of funds between subsidiaries and the parent company related to the transfer pricing agreement and the pricing of contracts in non-functional currencies. Financial instruments denominated in foreign currencies that led to foreign exchange risk when funds where moved include:

Cash and cash equivalents includes the following amounts in their source currency:

	March 31, 2021	March 31, 2020

Canadian dollars	263,927	266,005
U.S. dollars	3,449	6,638
Brazilian reals	—	1,223,708

Accounts receivable include the following amounts receivable in their source currency:

	March 31, 2021	March 31, 2020

Canadian dollars	150,965	17,349
Brazilian reals	—	68,975

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

Accounts payable include the following amounts payable in their source currency:

	March 31, 2021	March 31, 2020

Canadian dollars	7,901	19,085
Brazilian reals	—	772

Accrued liabilities and lease liabilities include the following accruals in their source currency:

	March 31, 2021	March 31, 2020

Canadian dollars	29,642	32,012
Brazilian reals	—	19,439

The Company does not use derivative financial instruments to reduce its foreign exchange risk exposure. The Company does not have any significant assets of liabilities denominated in foreign currencies. All significant assets and liabilities are denominated in the Company’s functional currency of Canadian dollars. and has no foreign exchange exposure.

CREDIT RISK

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments. Credit exposure is minimized by dealing with only creditworthy counterparties in accordance with established credit approval policies.

Concentration of credit risk in accounts receivable is indicated below by the percentage of the total balance receivable from customers in the specified geographic area:

	March 31, 2021	March 31, 2020

Canada	100%	48%
North America, excluding Canada	-%	-%
South America	-%	52%
	100%	100%

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of cash, accounts receivable, and accounts payable and accrued liabilities approximate, which are carried at amortized costs, approximate their fair values due to the relatively short periods to maturity of the instruments.

Investments are fair valued in their source currency (Canadian dollars) based on objective evidence of fair value. The value is translated to the reporting currency (U.S. dollars) at the exchange rate on March 31, 2021 and 2020.

19 – COMMITMENTS AND CONTINGENCIES

OPERATING LEASE COMMITMENTS

The Company has the following financial commitments related to minimum facilities lease expenses for facilities:

$
2022	13,005
2023	3,251
Total	16,256

For the year ended March 31, 2021, facilities expense was $15,456 ($36,994 for the year ended March 31, 2020 and $39,113 for the year ended March 31, 2019).

RESEARCH COMMITMENTS

The Company has a commitment to pay $39,760 in research related fees.

OTHER

The Company is committed to pay an unrelated third party $75,000 upon the listing of ZIM Corporation’s common shares on a national securities exchange.

20 - SUPPLEMENTAL CASH FLOW DISCLOSURE

	Year ended March 31, 2021	Year ended March 31, 2020
	$	$
Interest paid	(691)	(2,237)
Non-cash investing activity	78,924	—
Investment tax credit on research and development received	128,718	132,109

nvestment tax credit on research

ZIM CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED MARCH 31, 2021

(EXPRESSED IN US DOLLARS)

21 - SEGMENT REPORTING

In fiscal year 2021 all revenue generated was from discontinued operations and the only continuing operations segment was our biomedical research. The Company only operated research activities in its NuvoBio subsidiary with all assets being utilized in Canada.

22 – SUBSEQUENT EVENTS

None.

ITEM 19. EXHIBITS.

See the Exhibit Index hereto.

SIGNATURES

The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this annual report on its behalf.

ZIM Corporation

(Registrant)

By /s/ Michael Cowpland

------------------------------------

Michael Cowpland (President and CEO)

Date: August 4, 2021

EXHIBIT INDEX

Exhibit EXHIBIT

Number

1.1	Articles of Incorporation of the Registrant (Incorporated by reference to the Registrant's Registration Statement on Form S-4 filed on November 1, 2002 (No. 333-100920))
1.2	By-Laws of the Registrant (Incorporated by reference to the Registrant's Registration Statement on Form S-4 filed on November 1, 2002 (No. 333-100920))
4.10	Employee Stock Option Plan, as amended September 22, 2005 (Incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed August 19, 2005)
4.11	Form of Stock Option Agreement under Employee Stock Option Plan (Incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-KSB filed June 28, 2006)
4.12	Form of Non-Qualified Stock Option Agreement between the Registrant and each of Michael Cowpland, James Stechyson, Steve Houck and Charles Saikaley, dated, 2001 (Incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-KSB filed June 28, 2006)
4.13	ZIM SMS Gateway Agreement with SIT Consulting, dated October 27, 2004 (Incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-KSB filed June 28, 2006)
4.14	Secured Senior Promissory Note dated March 31, 2006 between ZIM Corporation and Advanced Telecom Services, Inc. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed April 4, 2006)
4.15	Loan Agreement dated August 11, 2005 between ZIM Corporation and Dr. Michael Cowpland (Incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed August 11, 2005)
4.16	Surrender and Conversion Agreement by and between Michael Cowpland and ZIM Corporation dated December 4, 2008 (Incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2008).
4.17	Consulting Agreement by and between Chapman CFO Resources Inc. and ZIM Corporation dated July 20, 2008 (Incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2008).
4.18	Stock Purchase Agreement dated March 28, 2006 by and among ZIM Corporation, Advanced Telecom Services, Inc. and Advanced Internet, Inc. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed March 28, 2006)
8.1 *	List of subsidiaries of the Registrant
12.1 *	Certification by the Chief Executive Officer, Michael Cowpland, pursuant to Exchange Act Rules 13(a)-14(a) and 15d-14(a)
12.2 *	Certification by the Chief Financial Officer, John Chapman, pursuant to Exchange Act Rules 13(a)-14(a) and 15d-14(a)
13.1 *	Certification by the Chief Executive Officer, Michael Cowpland, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
13.2 *	Certification by the Chief Financial Officer, John Chapman, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101	XBRL files

*	Filed herewith.